Exhibit 10.27

[*]: THE IDENTIFIED INFORMATION HAS BEEN OMITTED FROM THE AGREEMENT BECAUSE IT IS BOTH (i) NOT MATERIAL AND (ii) IS THE TYPE THE REGISTRANT TREATS AS PRIVATE CONFIDENTIAL

LIMITED LIABILITY COMPANY AGREEMENT

OF

CE RENEW CO, LLC

(a Delaware Limited Liability Company)

MEMBERSHIP INTERESTS IN THE COMPANY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR PURSUANT TO THE PROVISIONS OF ANY STATE SECURITIES LAWS AND MAY NOT BE SOLD, TRANSFERRED, PLEDGED OR HYPOTHECATED UNLESS THEY HAVE BEEN REGISTERED UNDER SUCH ACT AND LAWS OR UNLESS REGISTRATION IS NOT REQUIRED.  IN ADDITION, SUBSTANTIAL RESTRICTIONS ON THE TRANSFER OF MEMBERSHIP INTERESTS IN THE COMPANY ARE CONTAINED IN THIS AGREEMENT.

Page

ARTICLE 1 DEFINITIONS AND USAGE1

Section 1.1 Definitions1

Section 1.2 Rules of Usage9

ARTICLE 2 ORGANIZATION9

Section 2.1 Formation9

Section 2.2 Name10

Section 2.3 Purpose10

Section 2.4 Duration10

Section 2.5 Principal Place of Business, Registered Office and Resident Agent10

Section 2.6 Intention for Company10

Section 2.7 Title11

Section 2.8 Rejection of Agency11

Section 2.9 Attention to Company11

Section 2.10 Payment of Individual Obligations11

Section 2.11 Other Businesses11

Section 2.12 Representations and Warranties11

Section 2.13 Limitation of Liability of Members12

Section 2.14 Nature of Interest in the Company12

ARTICLE 3 MEMBERSHIP INTERESTS AND CAPITAL CONTRIBUTIONS12

Section 3.1 Membership Interests12

Section 3.2 Initial Contributions and Debt Conversion12

Section 3.3 Contributions and Loans by Members for Operations and Other Purposes13

Section 3.4 Creditors Not Benefited14

Section 3.5 No Withdrawal Rights15

Section 3.6 No Interest or Return of Capital15

Section 3.7 Clean Option to Convert Class B Units15

Section 3.8 BP Optional Conversion of Class B or C Units15

ARTICLE 4 MEETINGS AND ACTIONS OF THE MEMBERS15

Section 4.1 Meetings15

Section 4.2 Meetings of Voting Members; Manner of Acting15

Section 4.3 Notice of Meetings; Waiver of Notice16

(continued)

Page

Section 4.4 Record Date16

Section 4.5 Quorum16

Section 4.6 Manner of Acting16

Section 4.7 Action by Members Without a Meeting16

Section 4.8 Proxies16

Section 4.9 Rights to Vote16

ARTICLE 5 MANAGEMENT17

Section 5.1 Authority of the Board of Directors17

Section 5.2 Necessary Member Consents17

Section 5.3 Board of Directors20

Section 5.4 Meetings of the Board of Directors; Manner of Acting21

Section 5.5 Delegation of Authority; Officers; Reliance22

Section 5.6 Anti-corruption and Anti-money laundering23

Section 5.7 HSSE, Operating Standards and Integrity Management24

ARTICLE 6 CERTAIN RELATED PARTY ARRANGEMENTS25

Section 6.1 Construction of Facilities25

Section 6.2 Gas Marketing Services25

Section 6.3 Company A&A Services and O&A Agreement26

Section 6.4 Member Information Requests26

ARTICLE 7 BUDGETS; REPORTS; CERTAIN TAX MATTERS27

Section 7.1 Fiscal and Taxable Year27

Section 7.2 Books of Account27

Section 7.3 Budget28

Section 7.4 Reports28

Section 7.5 Tax Returns; Audits, Etc29

Section 7.6 Bank Accounts31

Section 7.7 Auditors32

ARTICLE 8 CAPITAL ACCOUNTS AND TAX ALLOCATIONS32

Section 8.1 Members’ Capital Accounts32

Section 8.2 Allocation of Profits and Losses33

Section 8.3 Regulatory Allocations33

(continued)

Page

Section 8.4 Tax Allocations35

Section 8.5 Interpretation36

ARTICLE 9 DISTRIBUTIONS36

Section 9.1 Non-liquidating Distributions36

Section 9.2 Liquidating Distributions37

Section 9.3 PIK Priority Return37

Section 9.4 Class B and C Redemption37

Section 9.5 Limits on Distributions37

ARTICLE 10 LIABILITY; INDEMNIFICATION; EXCULPATION; LIMITATION OF LIABILITY37

Section 10.1 Liability for Debts of the Company; Limited Liability37

Section 10.2 Exculpation38

Section 10.3 Insurance38

Section 10.4 Indemnification39

Section 10.5 Limitation on Damages39

Section 10.6 Fiduciary Duties of Members and Directors40

Section 10.7 Related Party Contracts40

ARTICLE 11 TRANSFERS OF MEMBERSHIP INTERESTS40

Section 11.1 General Restriction on Transfer40

Section 11.2 Transferees41

Section 11.3 Right of First Refusal41

Section 11.4 Transferee Bound43

Section 11.5 Tag-Along Rights43

Section 11.6 Additional Requirements43

Section 11.7 Transferee’s Rights45

Section 11.8 Involuntary Transfer45

Section 11.9 Fair Market Value of the Membership Interest46

ARTICLE 12 DISSOLUTION AND WINDING UP47

Section 12.1 Events of Dissolution47

Section 12.2 Method of Liquidation47

(continued)

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ARTICLE 13 OTHER MANAGEMENT ARRANGEMENTS AND DUTIES48

Section 13.1 Management Dispute48

Section 13.2 Deadlock Resolution48

ARTICLE 14 MISCELLANEOUS PROVISIONS49

Section 14.1 Investment and Securities Matters49

Section 14.2 Amendments50

Section 14.3 Arbitration50

Section 14.4 Consent to Jurisdiction51

Section 14.5 Waiver of Jury Trial51

Section 14.6 Waiver of Breach51

Section 14.7 Severability51

Section 14.8 Notices51

Section 14.9 Entire Agreement52

Section 14.10 Assignability53

Section 14.11 Governing Law53

Section 14.12 Counterparts53

Section 14.13 No Third Party Rights Created Hereby53

Section 14.14 Additional Action and Instruments53

Section 14.15 No Drafter53

EXHIBITS

Exhibit A	Capital Contributions and Membership Interests
Exhibit B	A&A Services
Exhibit C	[Reserved.]
Exhibit D	BP plc Group Code of Conduct
Exhibit E	[Reserved.]

[*]

LIMITED LIABILITY COMPANY AGREEMENT

OF

CE RENEW CO LLC

a Delaware Limited Liability Company

THIS LIMITED LIABILITY COMPANY AGREEMENT (“Agreement”) of CE Renew Co, LLC, a Delaware limited liability company (the “Company”) is effective as of April 13, 2021 (the “Effective Date”), among Clean Energy, a California corporation (together with any permitted successor, “Clean”), BP Products North America Inc., a Maryland corporation (together with any permitted successor, “BP”), and any other Person admitted as a Member in accordance with the terms of this Agreement.

RECITALS

A.The Members desire to develop, construct, acquire, own, maintain, finance and operate Projects, directly through the Company or indirectly through Subsidiaries.

B.The Members anticipate that the Company or its Subsidiaries will enter into future agreements relating to the construction, maintenance and operation of Projects, and the marketing and sale of natural gas and associated environmental credits and attributes, which agreements may be with the Members or their Affiliates.

NOW, THEREFORE, in consideration of the mutual promises contained in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Members hereby agree as follows:

ARTICLE 1
DEFINITIONS AND USAGE
Section 1.1Definitions.  In addition to the terms expressly defined in this Agreement, the following terms shall have the meanings as set forth in this Section 1.1:

“A&A Services” means those certain administration services to be provided by Clean to the Company, as set forth on Exhibit B.

“Act” means the Delaware Limited Liability Company Act, 6 Del C.  Section 18-101 et seq., as may be amended from time to time.

[*]

“Adjusted Asset Value” means, with respect to any asset of the Company, the adjusted basis of such asset for federal income tax purposes, except as follows:

A.Unless the Board determines by a Supermajority Vote that an adjustment is unnecessary to reflect the relative interests of the Members in the Company, the Adjusted Asset Values of all Company assets will be adjusted to equal their gross Fair Market Values, as determined in accordance with this Agreement, taking Section 7701(g) of the IRC into account, as of the following times: (a) a Capital Contribution to the Company by a new or existing Member; (b) any distribution by the Company to a Member of more than a de minimis amount of Company property (other than cash); (c) any distribution by the Company to a Member of more than a de minimis amount of cash in connection with the redemption of all or a portion of a Member’s Membership Interests in the Company; (d) the acquisition of an interest in the Company by any new or existing Member upon the exercise of a non-compensatory option in accordance with Treasury Regulations Section 1.704-1(b)(2)(iv)(s); and (e) at such other times as the Board reasonably determines necessary or advisable in order to comply with Treasury Regulations Sections 1.704-1(b) and 1.704-2.  If any non-compensatory options are outstanding upon the occurrence of an event described in clauses (a) through (e) above, the Company shall adjust the Adjusted Asset Value of its properties in accordance with Treasury Regulations Sections 1.704-1(b)(2)(iv)(f)(1) and 1.704-1(b)(2)(iv)(h)(2).
B.The Adjusted Asset Values of Company property will be increased (or decreased) to reflect any adjustments to the adjusted basis of such assets pursuant to Sections 734(b) or 743(b) of the IRC, but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Section 1.704-1(b)(2)(iv)(m) of the Treasury Regulations; provided, however, that Adjusted Asset Values will not be adjusted pursuant to this paragraph to the extent that the Board reasonably determines that an adjustment pursuant to paragraph (ii) above is necessary or appropriate in connection with a transaction that would otherwise result in an adjustment pursuant to this paragraph (iii).
C.The Adjusted Asset Value of an asset will be adjusted by the Depreciation taken into account with respect to such asset for purposes of computing Profits and Losses.

The foregoing definition of Adjusted Asset Value is intended to comply with the provisions of Treasury Regulations Section 1.704-1(b)(2)(iv) and shall be interpreted and applied consistently therewith.

“Adjusted Capital Account Deficit” means, with respect to any Member, the deficit balance, if any, in such Member’s Capital Account as of the end of the relevant fiscal year or other period, after giving effect to the following adjustments:

A.such Capital Account shall be deemed to be increased by any amounts that such Member is obligated to restore to the Company (pursuant to this Agreement or otherwise pursuant to Treasury Regulations Section 1.704-1(b)(2)(ii)(c)) or is deemed to be obligated to restore pursuant to the penultimate sentence of Treasury Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5) (relating to allocations attributable to nonrecourse debt); and
B.such Capital Account shall be deemed to be decreased by the items described in Treasury Regulations Sections 1.704-1(b)(2)(ii)(d)(4), (5) and (6).

The foregoing definition of Adjusted Capital Account Deficit is intended to comply with the provisions of Treasury Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted and applied consistently therewith.

“Affiliate” means, with respect to any Person, any other Person which directly or indirectly controls, is controlled by or is under common control with such Person.  As used in this definition, “control” (including, its correlative meaning “controlled by” and “under common control with”) shall mean possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of outstanding voting securities or partnership or other ownership interests, by contract or otherwise).

“Agreement” has the meaning given in the first paragraph of this Agreement.

“Annual Budget” has the meaning given in Section 7.3 of this Agreement.

[*]

“Available Funds” means Company cash on hand, as of the date of computation, including cash derived from any one or more of the following sources: (i) the Capital Contributions of the Members, (ii) the proceeds of any sale or other disposition of all or any portion of assets, including any insurance proceeds, and (iii) all net operating income.

“B FMV” shall be as defined in Section 11.9.

“Capital Contribution” means any contribution to the capital of the Company in cash or other assets by a Member in its capacity as such.  Any reference to the Capital Contribution of a Member shall include the Capital Contribution (or relevant portion thereof) made by a predecessor holder of the Membership Interest (or relevant portion thereof) of such Member.

“Certificate” means the Certificate of Formation of the Company filed with the Delaware Secretary of State, as the same may be amended from time to time.

“C FMV” shall be as defined in Section 11.9.

“Change of Control” means, with respect to any Member, an event (such as a Disposition of voting securities) that causes such Member to cease to be Controlled by such Member’s ultimate parent or ownership group.

“Class A Units” shall mean a unit of membership interest of the Company representing the Capital Contribution of a Member to the Company as set forth herein.

“Class B Units” shall mean a unit of membership interest of the Company representing the Capital Contribution of a Member to the Company as set forth herein.

“Class C Units” shall mean a unit of membership interest of the Company representing a payment-in-kind distribution with respect to Class B Units as set forth herein.

“Clean Cash Contribution” has the meaning given in Section 3.2 of this Agreement.

“CLNE Loan” means that certain USD $50,000,000 Loan Agreement dated effective as of December 18, 2020 by and between BP Products North America Inc. and Clean Energy.

[*]

“Company” means CE Renew Co, LLC, a Delaware limited liability company.

“Contractor’s Representative” means the party identified as such in the relevant EPC Agreement for a Subsidiary or Project.

“Control”, “Controlled”, and “Controlling” means the possession, directly or indirectly, of any of the following: (i) in the case of a corporation, more than fifty percent (50%) of the outstanding voting securities thereof; (ii) in the case of a limited liability company, partnership, limited partnership or joint venture, the right to more than fifty percent (50%) of the distributions (including liquidating distributions) therefrom; (iii) in the case of a trust or estate, including a business trust, more than fifty percent (50%) of the beneficial interest therein; (iv) in the case of any other entity, more than fifty percent (50%) of the economic or beneficial interest therein; or (v) in the case of any entity, the power or authority, through ownership of voting securities, by contract or otherwise, to exercise a controlling influence over the management of the entity.

“CPI” means a factor representing the change in the Consumer Price Index, All Urban Consumers for All Items (1982-84=100), in effect as of January 1 of each calendar year, as published by the United States Department of Labor, Bureau of Labor Statistics or any successor index thereof, or if such index is discontinued or unavailable and is not replaced, then another index published by the United States Department of Labor, Bureau of Labor Statistics as mutually agreed.

“Debt” means (i) indebtedness for borrowed money or indebtedness issued in substitution or exchange for borrowed money or for the deferred purchase price of property or services (other than trade payables arising in the ordinary course of business), (ii) indebtedness evidenced by any note, bond, debenture or other debt security, in each case, as of such date, (iii) obligations under any interest rate, currency or other hedging agreements (valued at the termination value thereof), in each case, as of such date, (iv) any drawn letter of credit, or (v) capitalized lease obligations.

[*]

“Depreciation” means, with respect to any Company asset for any fiscal year or other period, the depreciation, depletion, amortization or other cost recovery deduction, as the case may be, allowed or allowable for federal income tax purposes with respect to such asset for such fiscal year or other period; provided, however, that if there is a difference between the Adjusted Asset Value and the adjusted tax basis of such asset, Depreciation will mean “book depreciation, depletion or amortization” as determined under Section 1.704-1(b)(2)(iv)(g)(3) of the Treasury Regulations; provided, further, that if any property has a zero adjusted basis for federal income tax purposes, Depreciation may be determined under any reasonable method selected by the Board.

“Disposition” means with respect to any Membership Interest, any sale, transfer, exchange, assignment, gift, alienation or other disposition of such Membership Interest; and “Dispose of” and “Disposes” have corresponding meanings.  A (i) sale or other disposition, by operation of law or otherwise, of all or substantially all of the equity ownership interest of a Member or (ii) a Change of Control, in each case, shall constitute a Disposition of the Membership Interests owned by such Member.

“Distributable Cash Flow” means any Available Funds not required to meet current or reasonably anticipated obligations of the Company and its Subsidiaries within the twelve (12) months, or such other date as is specified by the Board, following the date of computation, excluding Member Guaranteed Debt and including all other operating expenses, Debt service, capital expenditures, and establishment of reserves for repairs, replacement or otherwise and for contingent liabilities, as determined by Supermajority Vote of the Board.

“Encumber”, “Encumbering” or “Encumbrance” means the creation of a lien (statutory or otherwise), mortgage, deed of trust, claim, option, easement, charge, pledge, security interest, hypothecation, assignment, use restriction or other encumbrance of any kind or nature whatsoever, whether voluntary or involuntary, choate or inchoate (including any agreement to give any of the foregoing), and any conditional sale or other title retention agreement.

“EPC Agreement” means an Engineering, Procurement and Construction Agreement to be entered into from time to time between the Company or a Subsidiary of the Company and the relevant EPC contractor with respect to the construction of a Project.

“Facility Operator” means the entity selected as operator for a Subsidiary, under the relevant O&A Agreement

“Fair Market Value” of a Membership Interest, asset, the Company, non-cash consideration or other property means the fair market value as agreed in writing by all of the Members, or if they are unable to agree within ten (10) days, as determined by third party experts in accordance with Section 11.9 of this Agreement.

“Involuntary Transfer” means any of the following by or with respect to a Member of part or all of a Member’s Membership Interest (i) applying for or consenting to the appointment of, or the taking of possession by, a receiver, custodian, trustee, administrator, liquidator, or the like of the Member or of all or a substantial portion of the Member’s assets, (ii) admitting in writing its inability, or being generally unable or deemed unable under any applicable law, to pay its debts as such debts become due, (iii) convening a meeting of creditors for the purpose of consummating an out-of-court arrangement, or entering into a composition, extension, or similar arrangement, with creditors in respect of all or a substantial portion of the Member’s debts, (iv) making a general assignment for the benefit of its creditors, (v) placing itself or allowing itself to be placed, voluntarily or involuntarily, under the protection of the law of any jurisdiction relating to bankruptcy, insolvency, reorganization, winding-up or composition or adjustment of debts, (vi) taking any action for the purpose of effecting any of the foregoing or (vii) if a proceeding or case shall be commenced against such Member in any court of competent jurisdiction, seeking (a) the liquidation, reorganization, dissolution, winding-up or composition or readjustment of debts, of such Member, (b) the appointment of a trustee, receiver, custodian, administrator, liquidator or the like of such Member or of all or a substantial portion of such Member’s assets, (c) similar relief with respect to such Member under any law relating to bankruptcy, insolvency, reorganization, winding-up or composition or adjustment of debts, and such proceeding or case shall continue undismissed for a period of sixty (60) days, or an order, judgment or decree approving or ordering any of the foregoing shall be entered and continue unstayed and in effect for a period of sixty (60) days, or an order for relief or other legal instrument of similar effect against such Member shall be entered in an involuntary case under such law and shall continue for a period of sixty (60) days or (d) any other Disposition of Membership Interests pursuant to the foregoing.

“IRC” means the Internal Revenue Code of 1986, as amended from time to time.

“Majority Vote” means the affirmative vote, approval or consent of Directors appointed by Members owning more than fifty percent (50%) of the Percentage Interests in the Company.

“Marketing Manager” means BP (or its Affiliate) in its role as Marketing Manager under the relevant Marketing Services Agreement for a Project.

“Marketing Services Agreement” means a Marketing Services Agreement to be entered into between BP (and/or its designated Affiliate) and the Company or a Subsidiary from time to time with respect to a Project prior to the NTP Date of such Project, which Management Services Agreement shall be in a form mutually agreed to by the Members within sixty (60) days of the execution of this Agreement (or such longer period as the Members may mutually agree), and with such changes as BP and the Company (subject to the consent of Clean) may mutually agree at such time.

“Member” means any Person admitted as a Member in accordance with the terms of this Agreement.

“Membership Interest” means a “limited liability company interest” within the meaning of the Act, which is personal property pursuant to Section 18-701 of the Act, and shall be deemed to include all Class A, Class B and Class C Units and other rights and obligations of a Member, including voting and approval rights, with respect to the Company.

“Member Guaranteed Debt” shall mean, to the extent any validly approved Support Obligation posted by a Member or its Affiliates is able to be drawn or called, the maximum aggregate principal amount of such Support Obligation that can be drawn or called and any reimbursement obligations of the providing member or its Affiliates arising therefrom, including any obligation of such Member or its affiliates to repay any principal, interest, costs, fees and expenses in respect of any such amounts drawn in respect of any letter of credit, guarantee or other credit support posted by such Member or its Affiliates, together with any interest, costs, fees and expenses in respect thereof.

“Member Loan” shall be as defined in Section 3.3D.

“Member Loan Return” shall mean, for a particular Member Loan and unless agreed otherwise, an amount of interest on the outstanding principal amount of such loan at a per annum rate of five (5) percentage points above the prime rate published from time to time by J.P.  Morgan Chase Bank N.A. (or its successor), compounded monthly, which rate shall be determined on the first day of each month and be applied to the average daily loan balance for the month.

“NTP Date” with respect to a Project means the date on which full notice to proceed is issued to the contractor under the EPC Agreement for such Project.

“O&A Agreement” means those certain operating and administration agreements to be entered into between a Subsidiary and the Facility Operator selected by the Company from time to time with respect to a Project in the form approved by the Company at such time.

“Operator” means Clean in its role as Operating and Administration contractor for the Company.

“Party” and “Parties” means those Persons that are a signatory to this Agreement and their related Indemnified Parties as applicable.

“Percentage Interest” means a Member’s percentage of the total Class A Units in the Company, and is set forth in Exhibit A (as such may be updated from time to time in accordance with this Agreement) and which the collective Percentage Interests of all Members shall always equal one hundred percent (100%).

“Person” means any individual and any legal entity, including any corporation, partnership (general or limited), limited liability company, trust or estate.

“Priority Return” means [*].

“Profits” and “Losses” means, for each fiscal year or other period, an amount equal to the Company’s taxable income or loss for such year or other period, determined in accordance with Section 703(a) of the IRC (for this purpose, all items of income, gain, loss or deduction required to be stated separately pursuant to Section 703(a)(1) of the IRC shall be included in taxable income or loss), with the following adjustments: (i) any income of the Company that is exempt from federal income tax and not otherwise taken into account in computing Profits or Losses shall be added to such taxable income or loss; (ii) any expenditures of the Company described in Section 705(a)(2)(B) of the IRC or treated as Section 705(a)(2)(B) of the IRC expenditures pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(i) shall be subtracted from such taxable income or loss; (iii) gain or loss resulting from any disposition of property with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the Adjusted Asset Value of the property disposed of, notwithstanding that the adjusted tax basis of such property differs from its Adjusted Asset Value; (iv) in lieu of the depreciation, amortization and other cost recovery deductions taken into account in computing such taxable income or loss, the Company shall compute such deductions based on Depreciation; (v) if the Adjusted Asset Value of an asset is adjusted pursuant to clauses (ii) or (iii) of the definition of Adjusted Asset Value, then the amount of such adjustment shall be treated as an item of gain or loss and included in the computation of Profits and Losses; (vi) if any property is distributed in kind to any Member, the difference between its Fair Market Value and its Adjusted Asset Value at the time of distribution shall be treated as Profit or Loss, as the case may be, recognized by the Company; and (vii) items of Company gross income, gains, deductions and losses allocated pursuant to Section 8.2 shall not be included in the computation of Profits and Losses.

“Prohibited Transferee” means a Person which (i) is a specially designated national under US sanctions regulation or otherwise a Person with whom US persons may not transact business, (ii) is insolvent or in proceedings for insolvency, reorganization or liquidation, or (iii) refuses to provide the Company with sufficient information as to its ultimate beneficial owners as may reasonably be required for know your customer and anti-money laundering requirements.

“Project” means a renewable gas project, owned by the Company or a Subsidiary, including all contracts, leases, permits, licenses, and rights associated therewith.

“Related Party Contract” means any contract between the Company or a Subsidiary and one or more Members and/or their respective Affiliates.

“Standby Rate” shall mean the 3 Month London Interbank Offered Rate as published on the Reuters Screen LIBOR01 (or any successor thereto) at approximately 11 am (London time) [*].

[*]

“Subsidiary” or “Subsidiaries” means any legal entity Controlled by the Company.

“Supermajority Vote” means (i) in the case of a vote by the Directors, the affirmative vote, approval or consent of the Directors appointed by Members owning at least a seventy-five percent (75%) Percentage Interests, and (ii) in the case of a vote by the Members, the affirmative vote, approval or consent by Members owning at least a seventy-five percent (75%) Percentage Interests.

“Support Obligations” shall mean any credit support (which may be in the form of letters of credit, guarantees, deposits, payment or performance bonds or other credit support) provided by a Member on behalf of the Company or any Subsidiary to a third-party funding provider relating to the development, construction, acquisition, ownership, maintenance or operation of the Projects, in each case, to the extent required under any Project contract approved by the Board.

“Third Party” means a Person who is neither a Member nor an Affiliate of a Member.

“Total B FMV” shall be as defined in Section 11.9.

“Total C FMV” shall be as defined in Section 11.9.

“Treasury Regulations” means the regulations promulgated under the IRC, as such regulations may be amended from time to time.

“Uncommitted” shall mean Capital Contributions attributable to the issuance of Class B Units which have not been specifically allocated to an approved Project.

“Unpaid Clean Payment Obligation” has the meaning given in Section 3.2 of this Agreement.

“US GAAP” means generally accepted accounting principles in the United States promulgated by the Financial Accounting Standards Board, or its predecessors or successors, consistently applied.

Other capitalized terms not otherwise defined in this Section 1.1 shall have the meanings given to such capitalized terms in the provisions of this Agreement in which such capitalized terms are defined.

Section 1.2Rules of Usage.  The following rules of usage shall apply to this Agreement.
A.Clean and BP are sometimes referred to herein individually as a “Member” and collectively as the “Members”.  References herein to a Member are also to its permitted successors and assigns.
B.The words “including” and “includes” and their derivatives mean “including without limitation”, “including but not limited to” and corresponding derivative expressions.  When introducing a series of items, the term “including” is not intended to limit the more general description that precedes the items listed.
C.The singular shall include the plural and the plural shall include the singular and any gender shall include all other genders, all as the meaning and context of this Agreement shall require.  Each defined term herein shall be equally applicable both to the singular and the plural forms of the term so defined.
D.The headings and recitals contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.
E.Unless the context requires otherwise: (i) references to an “Article” “Section,” “Subsection” or “Clause” herein shall refer to an article, section, subsection or clause of this Agreement; (ii) references to an “Appendix,” “Exhibit” or “Schedule” herein shall refer to an appendix, exhibit or schedule attached to this Agreement, each of which is made a part hereof for all purposes; (iii) the words “this Agreement,” “hereof,” “hereunder,” “herein,” “hereby,” or words of similar import shall refer to this Agreement as a whole (including each Appendix, Exhibit or Schedule) and not to a particular Article, Section, subsection, clause or other subdivision hereof, (iv) currency amounts referenced herein, unless otherwise specified, are in United States Dollars; (v) a reference in this Agreement to another agreement shall be deemed to refer to such other agreement as now or hereafter amended; (vi) a reference to a document or instrument that is subject to change (such as the Annual Budget or delegation of authority) shall be deemed a reference to the most current version of the document or instrument at the time of consideration unless otherwise specifically noted; (vii) unless otherwise specified, any reference to a time of day shall be a reference to the then current time of day in Los Angeles, California, and any reference to a business day means a business day in Los Angeles, California; and (viii) any day appointed or specified by this Agreement for the payment of any money or doing of anything falls on a day which is not a business day, the day so appointed or specified will be deemed to be the next business day.
ARTICLE 2
ORGANIZATION
Section 2.1Formation.  The Company has been organized as a Delaware limited liability company pursuant to the Act by the filing of the Certificate with the Delaware Secretary of State as required by the Act.  The Members hereby approve and ratify the filing of the

Certificate, confirm and agree to their status as Members of the Company, and execute this Agreement for the purpose of establishing the rights, duties and relationships of the Members.  To the extent that the rights or obligations of any Member are different by reason of any provisions of this Agreement than they would be under the Act in the absence of such provisions, this Agreement shall, to the extent permitted by the Act, control.

Section 2.2Name.  The name of the Company is CE Renew Co, LLC, or such other name as the Members shall select from time to time by a Supermajority Vote.  The Company may also conduct its business under one or more assumed names.  The appropriate Officers or other authorized representatives of the Company promptly shall execute, file and record, or cause to be executed, filed and recorded, any assumed or fictitious name certificates required by the laws of the State of Delaware or any state in which the Company conducts business.
Section 2.3Purpose.  The Company was formed for the following purposes, all limited within the United States:
A.to own, finance and oversee the construction of Projects and sell the resulting product or products, including renewable natural gas and environmental credits and green attributes, and to own the equity of companies which carry on the foregoing activities;
B.to engage in all such activities as are necessary, convenient, desirable, related or incidental to the foregoing purposes; and
C.when authorized by unanimous consent of the Members as provided in Section 5.2A, to engage in any other lawful activity permitted by the Act.
Section 2.4Duration.  The Company shall continue in existence in perpetuity after the effective date of the Certificate, unless dissolved sooner by the Members or by operation of law and its affairs are wound up in accordance with the Act or this Agreement.
Section 2.5Principal Place of Business, Registered Office and Resident Agent.  The principal office of the Company shall be located at 4675 MacArthur Court, Suite 800, Newport Beach, CA 92660, and/or such other address(es) as may be designated by the Members from time to time by a Supermajority Vote.  The initial resident agent of the Company in Delaware shall be CT Corporation.  The registered agent and/or resident office may be changed from time to time in accordance with the Act.  If the resident agent resigns, the Company shall promptly appoint a successor.
Section 2.6Intention for Company.  The Members have formed the Company as a limited liability company under the Act.  The Members specifically intend and agree that the Company shall not be a state law partnership (including a limited partnership), association, or any other venture, but a limited liability company under and pursuant to the Act.  The Members intend that the Company shall be treated as a “partnership” for U.S. federal and, if applicable, state income tax purposes, and each Member and the Company shall file all tax returns and shall otherwise take all tax and financial reporting positions in a manner consistent with such treatment.  Neither the Company nor any Member may make an election for the Company to be excluded from the application of the provisions of subchapter K of chapter 1 of subtitle A of the IRC or any similar provisions of applicable state law, and no provision of this Agreement shall be construed to sanction or approve such an election.

Section 2.7Title.  All property of the Company shall be owned by the Company as an entity, and no Member shall have any ownership interest in such property in its individual name or right.  The Company shall hold all of its property in the name of the Company and not in the name of any Member.
Section 2.8Rejection of Agency.  The Members acknowledge and agree that they have no agency relationship with each other, that a Member shall have no agency and no vicarious liability for the acts or omissions of another Member, and that the Members are not partners under state law.  This is not intended to alter the terms of any Marketing Services Agreement.
Section 2.9Attention to Company.  Each Member shall be permitted to devote such time, effort, resources and attention to the Company as such Member as provided for by this Agreement and otherwise as such Member deems appropriate in the reasonable discretion of such Member, subject to their respective performance obligations under any Related Party Contracts.
Section 2.10Payment of Individual Obligations.  The Company’s credit and assets shall be used solely for the benefit of the Company, and no asset of the Company shall be transferred or encumbered for or in payment of any individual obligation of any Member.
Section 2.11Other Businesses.  All of the Parties acknowledge and agree that each Member may enter into other operating agreements, other agreements, transactions or business ventures with such other Persons.  Neither the Company nor any Member shall have any right by virtue of this Agreement in such independent ventures of the other Member or to any of the profits derived therefrom or any claim of any kind or nature with respect to the same.  The inclusion of this provision is not to be interpreted that any such claims exist or have any validity, and is only to clarify that, in the event that a court determines that such claims exist, such claims are knowingly, voluntarily and irrevocably waived by each Member and the Company.
Section 2.12Representations and Warranties.
A.Each Member represents, warrants and covenants to the other Member and the Company, as to itself only, that:
(i)It is a company duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and is qualified to do business in all jurisdictions where the failure to qualify would materially and adversely affect its ability to execute or deliver, or perform its obligations under, this Agreement.
(ii)It has the power and authority to execute and deliver this Agreement (or the instrument pursuant to which such Member becomes bound hereby) and to perform its obligations under this Agreement.
(iii)The execution and delivery by it of this Agreement and the performance by it of its obligations under this Agreement have been duly authorized, and no other action on the part of such Member or its officers, managers, board of directors, partners or members is necessary to authorize the execution and delivery by it of this Agreement and the performance by it of its obligations under this Agreement.
(iv)This Agreement has been duly executed and delivered by it and is a legal, valid and binding obligation of such Member, enforceable against such Member in accordance with its terms subject to limitations on enforceability under applicable bankruptcy, insolvency, reorganization, moratorium or other law relating to or affecting the rights of creditors, and subject to general principles of equity.
(v)The execution and delivery by it of this Agreement and the performance by it of its obligations under this Agreement (a) do not violate its organizational documents, (b) do not violate or conflict with, or constitute a breach or default (or any event which, with or without due notice or lapse of time, or both, would constitute a default) under, any material contract to which it is a party or by which it or its assets are bound and (c) do not violate any material term or provision of (A) its governmental approvals or (B) any applicable law.
(vi)It understands that the Company intends to be classified and taxed as a “partnership” for U.S. federal and, if applicable, state income tax purposes and not as a corporation or a publicly-traded partnership taxed as a corporation, and accordingly agrees that it will not transfer any Membership Interest in the Company except in compliance with the terms of this Agreement, or cause any such Membership Interest to be marketed, on or through an “established securities market” within the meaning of Section 7704(b)(1) of the IRC or a “secondary market (or the substantial equivalent thereof)” within the meaning of Section 7704(b)(2) of the IRC, including an over-the-counter market or an interdealer quotation system that regularly disseminates firm buy or sell quotations.
Section 2.13Limitation of Liability of Members.  Each Member’s liability to provide capital or other assets to the Company shall be limited to the Capital Contributions and loans such Member is required to make to the Company pursuant to this Agreement to the extent such Capital Contributions or loans have not yet been made, and no Member shall have any further obligation to make any other contributions of capital or provide other property to the Company.
Section 2.14Nature of Interest in the Company.  A Member’s Membership Interests shall be personal property for all purposes.
ARTICLE 3
MEMBERSHIP INTERESTS AND CAPITAL CONTRIBUTIONS
Section 3.1Membership Interests.  The Company shall have three classes of Membership Interests, Class A Units, Class B Units and Class C Units.[*] each of BP and Clean shall be admitted as a Member of the Company and shall own a Membership Interest in the Company with the Percentage Interest specified in Exhibit A, subject to adjustment only as unanimously agreed by the Members.
Section 3.2Initial Contributions and Debt Conversion.  [*]

Section 3.3Contributions and Loans by Members for Operations and Other Purposes.  The Members acknowledge that the business of the Company may not produce sufficient revenue to discharge the operating costs and expenses of the Company and that additional Capital Contributions and loans from the Members may be necessary or desirable to pay the obligations of the Company as they become due.  Accordingly, the provisions set forth below shall apply with respect to any and all Capital Contributions or loans by the Members not governed by Section 3.2 or the other sections of this ARTICLE 3.  In addition, the Members intend that the Company fund the approved expenses of its Subsidiaries, including the capital costs of any Projects the Subsidiaries carry on.
A.Operating Costs and Expenses. If the business of the Company does not produce sufficient revenue to discharge the operating costs and expenses of the Company, such costs and expenses shall be paid from the initial Capital Contributions and from such other Capital Contributions and loans as may be expressly provided for hereunder.
B.Additional Capital Contributions and Loans.  Except as expressly set forth in this ARTICLE 3, no Member shall be obligated to make any subsequent or additional Capital Contributions to the Company or be obligated to make loans or advance funds to the Company for any purpose.
C.Capital Calls.  If the Members by a unanimous vote determine that additional Capital Contributions and/or loans to the Company are required to be made by the Members in excess of the initial Capital Contributions payable pursuant to Section 3.1 above, then the Board shall authorize a capital call for such amount to be contributed to the Company by the Members as set forth below (in each case, a “Capital Call”).  The Members shall make any additional Capital Calls in immediately available funds in proportion to their respective Percentage Interests. Following a Capital Call, the President or Secretary shall issue a notice of the Capital Call to each Member (a “Capital Call Notice”), which shall include the following information:
(i)The total amount requested from all of the Members pursuant to such Capital Call, whether such funds are to be provided as Capital Contributions and the purpose for such funds;
(ii)Each Member’s required Capital Contribution, based on their Percentage Interest as of the date of such Capital Call;
(iii)The purpose for which such Capital Contribution is to be made; and
(iv)The date on or before which the Member’s Capital Contribution or loan shall be due, which date shall not be less than thirty (30) days, nor more than ninety (90) days after receipt by a Member of the Capital Call Notice.
D.Member Loans.  If the Members have by the required vote approved an Annual Budget or a Project, and additional funds are required for matters covered by such Annual Budget or to fund the acquisition, construction and completion of a Project, but no Capital Call for such purpose is approved, either BP or Clean may request that the Member(s) provide a loan, each a “Member Loan”.  The Board shall provide each Member at least thirty

(30) days’ prior notice of the date on which such Member Loan shall be provided, and the aggregate amount sought.  If a single Member elects to provide the loan, it shall provide the total amount approved by the Board, and the amount so advanced then shall be deemed a loan to the Company.  If both Members elect to provide the loan, they shall each provide a loan for a share of the total in proportion to their Percentage Interests, or such other proportion as they may mutually agree.  Member Loans shall be repayable by the Company together with a Member Loan Return pursuant to the terms of this Agreement.  Unless agreed otherwise at the issuance of the Member Loan, the principal and Member Loan Return on the loan shall be deducted from Distributable Cash Flow otherwise payable by the Company to the Members hereunder.  If the funding would result in a cumulative overrun of more than twenty-five percent (25%) of either (i) the Annual Budget or (ii) the estimated budget for the Project established at the time of its approval, then the Members must by Supermajority Vote approve the request for loans
E.Company Interest in Subsidiaries.  If the Company or a Subsidiary has a requirement for operating or capital expenses which is approved by the Board, the initial Capital Contributions have been exhausted and no Member is required and no Member makes a Capital Contribution or Member loan pursuant to the preceding provisions of this Section 3.3, then the Company shall attempt to fund such requirement with third-party loans.
F.Support Obligations; Member Guaranteed Debt. Support Obligations provided by a Member or its Affiliate shall be subject to the Unanimous Approval of the Members. No Member shall be required to obtain and maintain, or to cause its Affiliates to obtain and maintain, any Support Obligations. The Company shall reimburse each Member and its Affiliates, as applicable (prior to making any distributions to the Members pursuant to Section 9.1 B), for all fees, costs and expenses incurred in respect of any undrawn and uncalled Support Obligations provided by them, and, in the case of Support Obligations in the form of cash collateral, guarantees or letters of credit, a monthly fee (in an amount to be approved by the unanimous vote of the Members) on the aggregate undrawn principal amount thereof, which fee shall be payable on the last day of each calendar month, or portion thereof, that such Support Obligation is outstanding. To the extent any validly approved Support Obligation posted by a Member or its Affiliates can be drawn or called, the aggregate principal amount of such Support Obligation that may be drawn or called in any reimbursement obligations of the providing Member or its Affiliates including any obligation of such Member or its Affiliates to repay any principal, interest, costs, fees and expenses in respect of any such amounts drawn in respect of any letter of credit, guarantee or other credit support posted by such Members Affiliates, shall be deemed a Member Guaranteed Debt. Member Guaranteed Debts shall be unsecured loans unless otherwise agreed by the Members, and shall bear interest in accordance of the terms and conditions of such Member Guaranteed Debt. Each of the Members hereby acknowledges and agrees that Available Funds of the Company will first be used for pay all principal and interest for Debt that is not Member Guaranteed Debt prior to utilizing any such Available Funds to service principal and interest for Member Guaranteed Debt. The Members further acknowledge and agree that all Member Guaranteed Debt shall be repaid on a pro rata basis as between the Members (i.e. In proportion to and to the extent of the Member Guaranteed Debt held by each Member respectively).
Section 3.4Creditors Not Benefited.  Except as set forth in Section 11.1D, no Third Party creditor or other Third Party having dealings with any Member shall have the right to enforce the right or obligation of any Member to make Capital Contributions or loans or to pursue any other right or remedy hereunder or at law or in equity, it being understood and agreed that the provisions of this Agreement shall be solely for the benefit of, and may be enforced solely by, the Parties and their respective successors and assigns.  Except as set forth in Section 11.1D, none of the rights or obligations of the Members herein set forth to make Capital Contributions or loans to the Company shall be deemed an asset of the Company for any purpose by any Third Party creditor or other Third Party, nor may such rights or obligations be sold, transferred or assigned by the Company or pledged or encumbered by the Company to secure any debt or other obligation of the Company or of any of the Members.

Section 3.5No Withdrawal Rights.  Except to the extent agreed in writing by the Members and without limiting BP’s rights under Section 9.4, the Members shall not have any right to withdraw as a Member or to withdraw their Capital Contributions or to receive any return of their Capital Contributions.  Upon any withdrawal of a Member approved by the other Member (other than in connection with a Disposition of all such Member’s Membership Interest), the Membership Interest of the withdrawing Member shall, automatically and without any further action of any Person, be deemed to have been redeemed by the Company for no consideration and shall be cancelled as of the effective date of such resignation, and the withdrawing Member shall have no further claim on any assets of the Company, nor right to receive any distributions from the Company, nor any other rights as a Member, nor shall the withdrawing Member have any liability to the Company other than as accrued or arising with respect to the period prior to the date of its withdrawal.  Such withdrawal does not modify the terms of, or serve to revoke or terminate, any guarantees previously given to the Company or to any third party by such Member or any Affiliate, and any such guarantees may only be modified or terminated as provided by their respective terms.
Section 3.6No Interest or Return of Capital.  Except as otherwise expressly provided in this Agreement or under the Act, no Member is entitled to receive any interest or return on any contributions to the Company or on the Member’s Capital Account, nor does any Member have any interest, right, or claim in or to any of the Company’s assets.
Section 3.7Clean Option to Convert Class B Units. [*]
Section 3.8BP Optional Conversion of Class B or C Units.  [*]
ARTICLE 4
MEETINGS AND ACTIONS OF THE MEMBERS
Section 4.1Meetings.  The Members shall hold an annual meeting on the date agreed by the Board of Directors.  Other meetings of the Members may be called for any purpose or purposes by the Board of Directors or by any one or more Members entitled to vote by the terms of this Agreement (“Voting Members”) owning or holding at least a twenty percent (20%) Percentage Interests on the date such meeting is called.
Section 4.2Meetings of Voting Members; Manner of Acting.  The Member meetings shall be held normally by video conference or similar remote technology.  The Members shall unless otherwise mutually agreed, and if permissible under applicable health guidelines, hold one in person meeting per year in Cook County, Illinois, or such other place within the continental

United States as the Board of Directors may designate by a Supermajority Vote.  It is expected, but not required, that all meetings will coincide with the time and location of meetings of the Board of Directors.  Meetings of Members may be held by use of any means of communication by which all Voting Members participating in the meeting may simultaneously hear each other.

Section 4.3Notice of Meetings; Waiver of Notice.  Other than in the case of an emergency requiring imminent action, notice of a Member meeting shall be delivered, in the case of a telephonic meeting, no fewer than five (5) business days and, in the case of an in-person meeting, no fewer than ten (10) business days, nor in any case more than sixty (60) days before the date of the meeting, by or at the direction of the Board of Directors or the Members calling the meeting, to each Voting Member.
Section 4.4Record Date.  For the purpose of determining Members entitled to notice of or to vote at any meeting of Members or any adjournment of the meeting or to make a determination of Members for any other purpose, the date on which notice of the meeting is mailed (or otherwise delivered) shall be the record date for the determination of Members.
Section 4.5Quorum.  Voting Members owning or holding at least a seventy-five percent (75%) Percentage Interests, represented in person or by proxy, shall constitute a quorum at any meeting of Members.
Section 4.6Manner of Acting.  On matters on which the Members are entitled to vote under this Agreement, the affirmative vote of Voting Members owning or holding at least a majority of the Percentage Interests at such time shall be the act of the Members, unless the vote of a greater or lesser proportion or number is otherwise required by the Act or by this Agreement.
Section 4.7Action by Members Without a Meeting.  Action required or permitted to be taken at a meeting of the Members may be taken without a meeting if (A) the action is evidenced by a written consent describing the action taken, (B) the written consent is signed by the Members required to take the action as provided in Section 4.6, (C) the written consent is delivered to the Company for inclusion in the records of the Company, and (D) the action is one on which the Members are entitled to vote under Section 4.9.  Action taken under this Section 4.7 is effective when the Company receives a copy of the consent signed by the requisite Voting Members, unless the consent specifies a different effective date.  The Secretary shall promptly send written notice to each Member of any action taken by written consent pursuant to this Section 4.7.
Section 4.8Proxies.  At all meetings of Members, a Voting Member may vote in person or by proxy executed in writing by the Voting Member or by a duly authorized attorney- in-fact.  The proxy shall be delivered to the other Members before or at the time of the meeting.  No proxy shall be valid after eleven (11) months from the date of its execution, unless otherwise provided in the proxy.
Section 4.9Rights to Vote.  Notwithstanding anything to the contrary set forth in this ARTICLE 4 or elsewhere in this Agreement, the Members shall have no right to vote on any matter whatsoever, at a meeting, by consent in lieu of a meeting, or otherwise, except (A) with respect the matters set forth in Section 5.2, (B) with respect to amendments as provided in Section 14.2, and (C) on such other matters, if any, as to which the vote of Members is specifically required under the terms of this Agreement or the Act.  Except as provided in Section 5.2, for the Members’ designation of the Board of Directors in accordance with Section 5.3, or as otherwise specifically provided for herein as contemplating action by the Members, the management of the Company is vested in the Board of Directors.

ARTICLE 5
MANAGEMENT
Section 5.1Authority of the Board of Directors.
A.Management.  The business and affairs of the Company shall be directed, managed and controlled by its Board of Directors (the “Board of Directors” or “Board”).  The Board of Directors shall be considered the “manager” of the Company as that term is defined under the Act.  Except as otherwise provided in this Agreement or by nonwaivable provisions of applicable law, the Board of Directors shall have the authority, power and discretion to establish policies and procedures for the Company, to manage, direct and control the business, affairs and properties of the Company, to make decisions regarding the same, and to perform any and all other acts or activities customary or incident to the Company’s business without obtaining the consent of the Members.  The Members may by a Supermajority Vote elect Officers of the Company as provided in Section 5.5 below.  The hiring of employees or the payment of any compensation to Officers or employees of the Company shall require the unanimous consent of the Members.
B.Project Approval. With respect to each potential Project, Clean will present the Board a proposal with a reasonable period for review that: (i) specifies the site(s) to be developed; (ii) provides details with respect to the developer who will be contracted to build the facilities; (iii) presents an early engineering and/or feasibility study or studies to support the proposal; (iv) estimates the total capital required to fund the Project through operations (including working capital forecasts); (v) outlines the proposed sources and uses of funding through operations (e.g. Class A Unit equity, Class B Unit equity, Member Guaranteed Debt, third-party debt, etc.); (vi) includes a preliminary HSSE assessment and (vii) includes the pro-forma economics for the Project on an agreed model. Each new Project must be approved unanimously by the Board. If either Board representative of either Member vote s against the approval of a potential Project, then neither the Company nor any Member shall have any obligation to proceed with the Project, and any Member may at its sole option elect  to independently proceed with the Project in such manner as it deems appropriate.
C.General.  Unless authorized to do so by this Agreement, any of the Related Party Contracts, or the Board of Directors, no Member, Director, Officer, employee, attorney-in- fact or other agent of the Company shall have any power or authority to bind the Company in any way, to pledge its credit or to render it liable for any purpose.
Section 5.2Necessary Member Consents.  Notwithstanding anything to the contrary set forth in this Agreement, neither the Board of Directors nor any Member, Director, Officer, employee or agent of the Company shall have authority to take any of the following actions on behalf of the Company without obtaining the consent of the Members, either in writing or at a meeting of the Members, in the percentage set forth in this Section 5.2.  In each case, if a quorum of the Members is present at a meeting duly called in accordance with this Agreement, the required percentage of Members shall be calculated with reference to those Members attending the meeting.

A.Matters Requiring a Unanimous Vote of the Members.  The following actions require the unanimous consent of all Members, either by written consent or at a meeting duly called:
(i)Performance of any act which is in contravention of or inconsistent with this Agreement;
(ii)Performance of any act which would make it impossible to carry on the ordinary business of the Company, except in connection with a Dissolution Event;
(iii)Possession by the Company of property or assignment of its rights in specific Company property for other than a Company purpose or incidental thereto;
(iv)Commencing any proceedings to wind up, dissolve, reorganize or liquidate the Company, or to make any assignment for the benefit of creditors;
(v)Making any distribution or payments of funds to any Member or its Affiliates except for distributions to Members in accordance with this Agreement and payments made pursuant to a Related Party Contract approved in accordance with this Agreement;
(vi)Any amendment to this Agreement or the Certificate, other than ministerial changes, non-material changes or changes to correct patent errors (including amendments to Exhibit A pursuant to Section 3.1), it being understood that any change to Section 5.6 (Anti-corruption and Anti-money laundering) shall be deemed material;
(vii)Transferring, selling or otherwise disposing of assets of the Company which either: (a) have a Fair Market Value of more than [*], or (b) would represent more than [*] percent [*] of the total assets of the Company immediately prior to completing such transaction;
(viii)Entering into any business other than as authorized by Section 2.3A and B of this Agreement;
(ix)Entering into any merger or consolidation with another legal entity; or continuing the Company under the laws of any jurisdiction other than Delaware or converting the Company to a corporation, a master limited partnership or an entity taxable as a corporation for federal income tax purposes;
(x)Undertaking an initial public offering;
(xi)Approving a Capital Call in excess of the Member’s initial Capital Contributions.
(xii)Entering into any derivative or swap transactions;

(xiii)Entering into, materially amending, or terminating other than for cause any Related Party Contract, other than those with an anticipated expenditure and revenue over their term of less than [*];
(xiv)Approving any financial statements of the Company or any Subsidiary;
(xv)Acquiring any assets, real property or equipment with a value at the time of acquisition greater than[*], other than as authorized in the Annual Budget;
(xvi)Except for BP’s rights pursuant to Section 3.2, making any material decision regarding the instigation or resolution of litigation or an administrative or regulatory proceeding, that (a) involves a claim of more than [*] in which the Company or a Subsidiary is involved or (b) that imposes on the Company or a Subsidiary, an obligation of specific performance or an admission of guilt or penalty for non-compliance which, in either case, would cost in excess of [*] to remedy;
(xvii)The adoption of any binding business, financial or operating plan of the Company (including any project model for the Company or a Project);
(xviii)The adoption of the Annual Budget, or any material modification of the Annual Budget resulting in more than a [*] percent [*] increase to the Company;
(xix)Issuing Membership Interests to any Person, issuing any new class of Membership Interests, redeeming or purchasing or accepting a gift of any Membership Interests, or entering into any agreement to do any of the items in this clause;
(xx)Awarding, entering into, materially amending, terminating or waiving compliance with the terms of (a) any single contract pursuant to which the Company or any Subsidiary is individually obligated for more than [*] or to which any Person is obligated to the Company for more than  [*] or (b) any group of contracts pursuant to which the Company or any Subsidiary is obligated for more than [*] in the aggregate during any ninety (90) day period or to which any Person is obligated to the Company for more than [*] in the aggregate during any ninety (90) day period;
(xxi)Entering into, renewing, approving or amending compensation, benefit, incentive, welfare or other plans or agreements for the benefit of employees, Officers and staff of the Company or a Subsidiary;
(xxii)Hiring, compensating or terminating Officers and key employees of the Company or a Subsidiary, and determining their delegated authority;
(xxiii)The incurrence of Debt by the Company or any Subsidiary and entering into or materially modifying any agreement that specifies the terms of any Debt facilities of the Company or any Subsidiary or entering into any guarantees or indemnities by the Company or any subsidiary, in any of such cases other than in the ordinary course of business;

(xxiv)Creating and/or granting any mortgage, charge, pledge or other material encumbrance over an asset or undertaking of the Company or a Subsidiary;
(xxv)The grant of a general power of attorney;
(xxvi)The delegation by the Board of any of its power to a committee thereof or otherwise;
(xxvii)The purchase or other acquisition of or the sale or other disposition of equity or Debt securities of another Person;
(xxviii)Engaging in any other business unrelated to the vehicle fuel, natural gas or renewable natural gas industry;
(xxix)Repaying Debt on an accelerated schedule;
(xxx)Determining the Company’s principal place of business;
(xxxi)Authorizing any lien or pledge of a Membership Interest by a Member other than Clean or BP;
(xxxii)Approval of capital expenditures of more than [*] percent  [*] of either (a) the Annual Budget or (b) the estimated budget for the Project established at the time of its approval;
(xxxiii) Approval of subsidiary O&A agreements
(xxxiv) Approval of abandoning or shutting down an existing Project whether in the form of direct termination of project or dilution of the Company’s interest in a subsidiary.

Section 5.3Board of Directors.
A.Number and Designation.  The number of directors comprising the Board shall be four (4) (each, a “Director”).  The Members shall designate the members of the Board of Directors as follows:
(i)two (2) Directors shall be designated by Clean; and
(ii)two (2) Directors shall be designated by BP;
B.Term of Service; Replacement Directors. The term of service of each member of the Board of Directors shall extend from such Director’s appointment by a Member until such Director’s resignation or such Director’s release or removal by the Member appointing such Director.  If at any time any Director ceases to serve on the Board of Directors (whether due to resignation, removal or otherwise), the Member responsible for the designation of such Director pursuant Section 5.3A to shall designate a replacement for such Director by written notice to the Board of Directors and the other Member.  Any Member entitled to designate a specific Director may remove such Director, at any time and from time to time, with or without cause, in such Member’s sole discretion, and such Member shall give written notice of such removal to the other Member and to the Board of Directors.  The initial Directors appointed by each Member shall be as set forth in a notice from such Member to the other Member and the Company.  If the number of directors a Member is entitled to designate changes to pursuant to Section 5.3A changes, then (i) a Member entitled to designate an additional Director may do so at any time in writing after becoming entitled to do so, (ii) if the Member is entitled to designate fewer Directors but at least one, it shall promptly designate which Director(s) are to be removed, and if it does not do so within thirty (30) days, the other Member may designate the Director(s) to be removed; and (iii) if a Member is no longer entitled to designate any Directors, all of its designated Directors shall be automatically deemed to be removed.
C.Eligibility.  Only an individual (and not an entity) may serve as a Director.  Directors need not be Members of the Company. Directors will serve consistent with [*].
D.Resignation.  A Director may resign on any date by giving written notice to the Company, who shall advise the Board of Directors of such resignation.  Such resignation shall take effect on the date specified therein or, if no date is specified, then on the date of receipt of the resignation by the Company, and unless otherwise specified therein, acceptance of such resignation shall not be necessary to make it effective.
E.Vacancies.  A vacancy or vacancies in the Board of Directors occurring for any reason, including the resignation or removal of a Director, shall be filled by the Member with the power to designate such Director in accordance with Section 5.3A.
F.Obligations Other than as a Director.  The Directors shall not be required to manage the Company as their sole and exclusive function and they may have other business interests and may engage in other activities in addition to those relating to the Company.
Section 5.4Meetings of the Board of Directors; Manner of Acting.
A.Location and Calling of Meetings.  The Board of Directors shall meet no less often than quarterly, but meetings will be held in any event when called by any Director as set forth below.  The meetings shall be held by video conference, except that if the Members elect to have a physical meeting, it shall be held within Cook County, Illinois, or at such other location within the continental United States determined by a Supermajority Vote of the Board of Directors.  Meetings of the Board of Directors may be held in person or by use of any means of communication by which all Directors participating in the meeting may simultaneously hear each other.  The Member appointing a Director shall be responsible for any costs or expense of travel, lodging or meals or other expenses of such Director attending the meeting.
B.Notice of Meetings; Waiver of Notice.  Written notice stating the date, time, and location of the meeting and the purpose or purposes for which the meeting is called shall be delivered to each Director for a telephonic meeting, no fewer than three (3) business days and, for an in-person meeting, no fewer than five (5) business days before the date of the meeting.  Whenever any notice whatsoever is required to be given to any Director under this Agreement or the Act, a waiver thereof in writing, signed on any date, whether before or after the date and time of the meeting, by the Director entitled to such notice shall be deemed equivalent to the giving of such notice.
C.Quorum.  A quorum for the transaction of business at any meeting of the Board of Directors shall require at least one (1) Director appointed by each Member, unless one Member is entitled to appoint four (4) or more Directors, in which case a quorum shall require at least one Director appointed by the Member entitled to appoint such four (4) or more Directors.  If none of the Directors appointed by a Member attend a meeting which has been duly called, other than for reasons beyond such Directors’ reasonable control, then a second meeting may be called.  If none of the Directors appointed by the same Member fail to attend the second meeting, other than for reasons beyond such Directors’ reasonable control, after due notice has been given or waived as provided in this Agreement, then a quorum for such meeting shall be determined without regard to the Directors appointed by such Member.
D.Manner of Acting; Actions Without a Meeting.
(i)In any matter requiring the vote, consent or approval of the Board of Directors, each Director shall be entitled to a number of votes equal to (a) the Percentage Interest held, or deemed held, by the Member designating such Director pursuant to Section 5.3, multiplied by 100 and divided by (b) the number of Directors designated by such Member pursuant to Section 5.3.  Notwithstanding the foregoing, or anything else to the contrary contained in this Agreement, if a Director fails to attend a Board of Directors meeting, any other Director appointed by the same Member as the absent Director shall be entitled to cast all of the votes of the absent Director, with or without explicit authorization to do so by such absent Director.
(ii)Except as otherwise required by the Act or by this Agreement, a Majority Vote shall be the act of the Board of Directors.  The Board of Directors shall only act collectively at meetings or by written consent in accordance with the terms of this Agreement.
(iii)The Board of Directors may also take action without a meeting of the Board by written consent of Directors representing the requisite Percentage Interests required to take action on such matter at a meeting of the Board.  A copy of any such written consent shall be provided to each Director and shall be filed in the records of the Company.
E.Capital Calls.  Any Capital Call requires the unanimous consent of the Board, subject to the provisions of Section 3.3D with respect to Member Loans.
Section 5.5Delegation of Authority; Officers; Reliance.
A.Delegation of Authority.  The Members may, from time to time, delegate by a Supermajority Vote to one or more individuals (who need not be Members of the Company) such authority and duties as the Board of Directors may deem advisable to carry out the day-to- day business of the Company and may enter into contracts with such individuals for such purpose.
B.Other Officers.  The Members may, from time to time and by a Supermajority Vote, assign titles (including president, vice president, secretary and treasurer) to any such other individuals selected by the Board of Directors (each an “Officer” and together the “Officers”).
C.Revocation, Limitation.  Any delegation pursuant to this Section 5.5 may be revoked at any time by Supermajority Vote of the Members.  A delegation of authority pursuant to this Section, or the assignment of a title pursuant to this Section, shall not, of itself, create any contract or employment rights.
D.Reliance.  Any Person conducting business with the Company may rely on the authority of any Officer in taking any action that is in the name of the Company without inquiry into the provisions of this Agreement or compliance therewith.
E.Execution of Documents.  Any one or more of the authorized Officers of the Company, or any other Person authorized by the Members, may execute documents or instruments on behalf of the Company, including agreements, contracts, checks (including initiating wires and other electronic money transfers), mortgages, leases, deeds and bills of sale.  This Section 5.5E relates only to the execution of documents or instruments on behalf of the Company by Officers or other Persons authorized by the Members to execute such documents or instruments.  Any approval required for such documents or instruments, or the transactions contemplated therein, shall be governed by other sections of this Agreement.  For purposes of executing this Agreement and documenting the Capital Contributions of the Members, any Officer shall be authorized to sign on behalf of the Company.
Section 5.6Anti-corruption and Anti-money laundering.
A.The Company and its Subsidiaries shall comply with all anti-bribery, anti-corruption and anti-money laundering laws applicable to the Company and, whether or not applicable as a matter of law, the Bribery Act 2010 of the United Kingdom, the Foreign Corrupt Practices Act 1977 of the United States of America, and the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions, as such may be amended and modified from time-to-time (collectively, “Anti-Corruption Laws”).
B.The Company and its Subsidiaries shall have a zero-tolerance policy towards bribery and corruption.  The Company, its Subsidiaries and their respective Directors, Officers, employees and service providers (including their respective subcontractors, agents and other intermediaries) will not, offer, give, promise to give or authorize the giving to any Person whosoever, or solicit, accept or agree to accept from any Person, either directly or indirectly, anything of value including gifts or entertainment or Facilitation Payments, as defined by the Foreign Corrupt Practices Act of 1977, as amended, in order to obtain, influence, induce or reward any improper advantage in connection with its business (the “Anti-Corruption Obligation”).
C.The Company shall immediately report to all Members owning at least a twenty-five percent (25%) Percentage Interests (and to each of BP and Clean as long as they own any Membership Interest):

(i)any request or demand received by the Company, a Subsidiary, or any service provider engaged by the Company or a Subsidiary that could amount to a breach of the Anti-Corruption Laws or Anti-Corruption Obligation; or
(ii)any allegations, proceedings or investigations relating to bribery, corruption or money laundering against any of the Company or its Subsidiaries, and their respective directors, officers, employees or service providers.
D.The Company shall comply, and shall cause each of its Subsidiaries to comply, with the principles of the BP plc group code of conduct attached as Exhibit D to this Agreement, (“BP Code”).  The Company and its Subsidiaries shall have in place, maintain and enforce its own policies and procedures which are designed to ensure, and which are reasonably expected to continue to ensure, compliance with Anti-Corruption Laws, the Anti-Corruption Obligation and the BP Code.  The policy of the Company and the Subsidiaries shall be to comply with applicable laws and regulations.
E.The Company shall adopt on behalf of itself and its Subsidiaries account opening and know your customer procedures in accordance with reasonable and prudent anti- money laundering practice.
F.The Company and its Subsidiaries shall not make any contributions to candidates for political office.
Section 5.7HSSE, Operating Standards and Integrity Management.
A.The Company’s policy is to have its Projects and the Projects owned by its Subsidiaries operated in accordance with good industry practice and applicable health, safety, security and environmental (“HSSE”) laws and regulations.  When contracting for the design and construction of a Project, as well as the operation of a Project, the Company shall require the construction contractor and subsequently the operator to put in place a project plan and to then provide status updates in order to demonstrate the Project is being executed according to such plan.  These status updates shall include progress reporting measurements and metrics, a summary of activities and accomplishments since the last status report, planned activities for the upcoming reporting period, any issues that could impact on the schedule, and a summary of specific activities that have been completed.  In particular, these status updates would cover:
(i)the construction contractor’s management of the design, construction and engineering of the Project facilities and any potential issues that may cause delay to the Project, or may impact the provision of any products and/or services to the Company in accordance with the contract;
(ii)progress in obtaining land rights and all necessary permits, approvals, consents and licenses to develop and support the Project; and
(iii)progress in Project staffing and any competency issues.
B.The Company shall cause the Operator to provide reports in such form as the Board may by Supermajority Vote approve.

C.The Company shall also require the construction contractor and subsequently the operator to have an HSSE plan for the Project, with status updates and reporting of HSSE metrics, progress against milestones, summary of HSSE activities in prior reporting period and planned HSSE activities for the upcoming reporting period.  The Company shall include in all contracts HSSE provisions that provide for compliance with HSSE law, give the Company the right to conduct an HSSE audit once the Project facilities are ready for operation and, thereafter, audits on a periodic basis, together with prompt reporting to the Company of HSSE incidents.
ARTICLE 6
CERTAIN RELATED PARTY ARRANGEMENTS
Section 6.1Construction of Facilities.  The Company and/or the relevant Subsidiary shall from time to time enter into EPC Agreements for one or more Projects.  The Construction Manager under an EPC Agreement shall have the responsibility for the design, construction and commissioning of a Project to the extent provided pursuant to the terms of the applicable EPC Agreement.
Section 6.2Gas Marketing Services.
A.Clean and BP shall cooperate in good faith to agree to a mutually acceptable form of Marketing Services Agreement within sixty (60) days after the Effective Date.  The Company and/or the relevant Subsidiary and BP (or an Affiliate of BP approved by the Board), as “Gas Marketer”, shall enter into a Marketing Services Agreement for each Project for a term equal to the term of the gas rights agreement for the Project.  The Marketing Services Agreement shall provide for the Gas Marketer’s offtake of all renewable natural gas, and offtake and administration of environmental credits, green energy attributes, transportation of renewable natural gas, and optimization of renewable natural gas sales agreements.
B.Each Gas Marketing Agreement shall provide that if the Gas Marketer is in material breach for a period of more than ninety (90) days after notice of such breach has been given, and is not making diligent efforts to cure such material breach, then the Gas Marketer’s fee shall be reduced as provided in such agreement.  If such material breach has not been cured within one hundred and eighty (180) days of the original notice, or two hundred and seventy (270) days if the Gas Marketer is making diligent efforts to cure the material breach, then the Company shall be entitled to terminate the agreement.  The Company may agree to shorten the periods provided for in this Section, but any agreement to lengthen them shall require the Supermajority Vote of the Board.
C.As long as Clean or a Clean Affiliate as a successor Member owns at least a twenty-five percent (25%) Percentage Interests, if it wishes the Company to exercise its rights to give notice of material breach and/or a notice of termination as provided above, and BP or its successor Member does not agree, then Clean or its successor Clean Affiliate may proceed as provided in ARTICLE 13 of this Agreement with respect to Deadlock.
D.The entry into a Marketing Services Agreement with a party other than BP or an approved Affiliate of BP shall require the unanimous consent of the Members.

Section 6.3Company A&A Services and O&A Agreement.
A.Clean shall provide the A&A Services set forth on Exhibit B for the operation of the Company and subject to the supervision of the Board of Directors as provided herein.  In addition to the audit rights of the Members provided in Section 7.4 and Section 7.5, Clean shall permit  any Member that owns at least a twenty-five percent (25%) Percentage Interests,  to audit and inspect the records, assets and operations of the Company or any Subsidiary in connection with Clean’s provision of the A&A Services, and shall, and shall cause Clean’s personnel performing the A&A Services to, comply with all reasonable audit and inspection requests during normal business hours.  Clean shall provide the A&A Services in accordance with good industry practice and Applicable Law, on an arms length basis when contracting with Clean’s Affiliates, and in accordance with the other requirements of Sections 5.6 and 5.7.
B.If Clean is in material breach of the A&A Services for a period of more than ninety (90) days after notice of such breach has been given, and is not making diligent efforts to cure such material breach, then Clean shall cease to be entitled to any fee in excess of reimbursement of expenses until such material breach has been cured, or until it commences diligent efforts to cure.  If such material breach has not been cured within one hundred and eighty (180) days of the original notice, or two hundred and seventy (270) days if Clean is making diligent efforts to cure the material breach, then the Company shall be entitled to terminate Clean as provider of the A&A Services.  The Company may agree to shorten the periods provided for in this Section, but any agreement to lengthen them shall require the Supermajority Vote of the Board.
C.As long as BP or a BP Affiliate as a successor Member owns at least a twenty-five percent (25%) Percentage Interests, if it wishes the Company to exercise its rights to give notice of material breach and/or a notice of terminate as provided above, and Clean or its successor Member does not agree, then BP or its successor BP Affiliate may proceed as provided in ARTICLE 13 of this Agreement with respect to Deadlock.
Section 6.4Member Information Requests.
A.All information disclosed to or exchanged by any Members shall be subject to [*].
B.Any Member owning at least twenty-five percent (25%) Percentage Interests shall be entitled, consistent [*], to make information requests, inspect and review Operator’s and Company’s relevant records, discuss with Operator’s designated contact questions, and inspect Company or Subsidiary facilities, relating to Operator’s performance under this Agreement and the status, condition and existence of Company or Subsidiary assets and operations.  Prior to any inspection and review, the Member shall specify the scope and purpose of the requests, inspection, review and questions.  The scope of the requests, inspection, review and questions may include, but are not limited to, (i) compliance by the Company or Subsidiary and Operator with applicable law, including environmental law; (ii) compliance by the Operator with the relevant O&A Agreement, including the Prudent Operating and Maintenance Standards and the Anti-Bribery provisions thereof; (iii) review of the Company or

Subsidiary bank accounts and all transactions therein, and (iv) information supplied by and reports made by Operator pursuant the O&A Agreement.  Such member shall designate an individual (the “Company Representative”) and one more alternates to be the recipient of reports and documents supplied by Operator and to coordinate requests with Operator.
C.Inspections and audits shall be made at Operator’s regular address, or the Owner’s facility when relevant, during normal business hours and upon reasonable advance notice.  A Member shall exercise the rights conferred in this Section 6.4 in good faith in a commercially reasonable manner.  The Company Representative and the Operator shall work together to schedule calls or in person meetings to review routine information requests monthly or on such other reasonable frequency as may be agreed.  However, in the event of emergencies, or cases where the Member has reason to believe a compliance, anti-money laundering, HSSE or other serious issue has arisen, more frequent contact will be needed.  Physical inspections or audits at Operator’s or Company facilities’ will normally be conducted no more frequently than annually absent good cause, such as investigation of HSSE incidents.  Such Member and its Company Representative shall be subject to confidentiality obligations as provided in this Agreement.

Section 6.5 Management Fee. Subject to the terms of this Agreement, including Section 3.2, as part of the A&A Services, Clean will oversee the day-to-day operations of the Company and related administrative and financial matters.  In consideration for the A&A Services, the Company shall pay Clean a fee (the “Management Fee”) as provided in this Section 6.5. The Management Fee shall be  [*] per year per Project operated by the Company or any Subsidiary of the Company.  The Management Fee for a Project shall be prorated in the case of a partial year of operation for such Project.  The Management Fee for each Project shall be due for the period starting on the first day of the month after the NTP Date for such Project, and shall end for such Project upon the earlier of: (i) termination of the relevant EPC Agreement without completion of the Project, (ii) failure of the project to obtain or maintain pathways under relevant LCFS, RINs or other similar green attribute programs, (iii) sale of the Project,  (iv) abandonment of the Project prior to commissioning, or (v) the decommissioning of the Project. For the avoidance of doubt, no Management Fee shall accrue for any Project that is not owned by the Company or a Subsidiary of Company. The Management Fee shall be payable in monthly installments, by the 10th day of the calendar month following the month for which it is paid, to the account designated by Clean for such purpose.

ARTICLE 7
BUDGETS; REPORTS; CERTAIN TAX MATTERS
Section 7.1Fiscal and Taxable Year.  The fiscal year of the Company shall be the calendar year, which shall be the taxable year of the Company unless otherwise required by applicable law.
Section 7.2Books of Account.  At all times during the continuance of the Company, Clean shall maintain separate books of account for the Company in accordance with US GAAP.  Such books of account shall at all times be maintained at such place that has been designated by the Company and notified to each of the Members.

Section 7.3Budget.  No less than thirty (30) days prior to the start of each calendar year, the Board of Directors shall adopt, by Supermajority Vote, an annual budget for the Company and each Subsidiary (the “Annual Budget”), as approved, adjusted or amended by the Board, or as otherwise remaining in effect as set forth in this Section 7.3).  The Annual Budget shall be in a form approved by the Members by a Supermajority Vote.  If a proposed Annual Budget does not receive Member approval as set forth herein, then the previous year’s Annual Budget, adjusted by the percentage increase in the CPI (if any) for the prior year (excepting out non-recurring or non-routine costs with additions for estimated expenditures for scheduled plant maintenance or turnaround or as required by good industry practices) shall continue in effect as the Annual Budget for the next calendar year or until a new Annual Budget is adopted by the Members by Supermajority Vote.  From time to time during the course of a calendar year, the Operator may submit for approval to the Members proposed amendments to the then current Annual Budget, which the Members shall consider in good faith, but shall not be obligated to approve.  Any matters for which Majority Vote or Supermajority Vote of the Members is required under ARTICLE 5 which are included in an Annual Budget approved by the Board, shall themselves be deemed to have been approved by the requisite vote (Majority Vote or Supermajority Vote, as applicable) of the Board.
Section 7.4Reports.
A.Required Reports.  The Company shall, to the extent required by the Act, deliver or cause to be delivered to each Member with reasonable promptness, such information and financial data concerning the Company as any Member may from time to time reasonably request and consistent with [*].
B.Additional Reports to Members.  The Board shall provide, or cause to be provided, to each Member the following:
(i)within ten (10) business days after the end of each month and within thirty (30) business days after the end of each quarter, on an unaudited basis for the previous quarter and pro-forma basis for the next 12 months: (1) a balance sheet; (2) an income statement; (3) a statement of cash flows; (4) the following analytics with respect to each Subsidiary: a profit and loss analysis of all costs associated with the Subsidiary on a trailing twelve (12) month basis, including revenue, costs of goods sold, selling and general administrative expenses (“SG&A”), depreciation (separately stated from SG&A), with each analysis broken down by the total dollar and cents per gallon sold; and (5) a statement of Members equity
(ii)within forty-five (45) days after the end of each fiscal year, audited financial statements for the most recently ended fiscal year;
(iii)within ninety (90) days after the end of each fiscal year, to each Person who was a Member at any time during such fiscal year, to the extent the Board can do so on a commercially reasonable basis, all information necessary for the preparation of such Person’s U.S. federal and state income tax returns.
(iv)Periodic reports in the form of the attached Exhibit F with respect to the construction and operation of each Subsidiary and Project.  The Board shall direct the production and delivery of  quarterly and annual reports within 45 days after the end of the relevant period.  The Board may by Supermajority Vote add additional items to the Periodic Reports.
C.Member Information Requests.  Any Member owning at least a twenty-five percent (25%) Percentage Interests in the Company shall have the right to inspect and audit the books and records of the Company at reasonable times and location and to audit health, safety, security and environmental compliance at the Company facilities at reasonable times (in each case, to avoid undue interference with the Company’s business).  Each Member may inspect and audit the relevant records of the Operator relating to its role as operator (including the nondiscrimination requirement), and Clean, relating to the provision of the A&A Services, subject to the confidentiality obligations [*] in this Agreement.
D.The audit rights with respect to any calendar year shall terminate on and as of the last day of the second calendar year immediately following the calendar year in.  A Member may exercise its audit rights hereunder by giving reasonable written notice to the Company of the desire to perform such audit, which notice shall include the estimated timing and other particulars related to such audit.  The audit shall be conducted during normal business hours of the Company.  The audit shall not unreasonably interfere with the operation of the Company.

The Company shall cause the Operator to provide any Member owning at least a twenty percent (20%) Percentage Interests in the Company with information and access to Operator personnel in accordance with the Operating Agreement.  The costs related thereto shall be paid by the Member requesting such access.

Section 7.5Tax Returns; Audits, Etc.
A.Tax Returns.  Clean Energy shall prepare and timely file (taking into account any extensions), or cause to be prepared and timely filed (taking into account any extensions), all tax returns of the Company.  Clean Energy shall use reasonable efforts to provide any such income tax returns of the Company to each Member with the necessary information, including Schedule K-1s, with respect to the operations of the Company to allow such Member to file its own tax returns.
B.Elections.  Clean shall make the following tax elections on the appropriate tax returns:
(i) to adopt the accrual method of accounting;
(ii)to elect to deduct the organizational expenses of the Company as permitted by Section 709(b) of the IRC; and
(iii)to elect to deduct and/or amortize the start-up expenditures of the Company as permitted by Section 195(b) of the IRC.

Except to the extent expressly provided otherwise in this Agreement, Clean Energy may make any other election or tax-related decision or determination that Clean Energy may deem appropriate and in the best interests of the Company; provided, that Clean Energy shall endeavor to not make any such election, decision or determination that reasonably would be expected to disproportionately and adversely affect any Member that owns more than twenty-five percent (25%) of the Percentage Interests in the Company without such Member’s written consent (not to be unreasonably withheld, conditioned or delayed).

C.Audits, Etc.  Clean shall act as the “partnership representative” of the Company, within the meaning of Section 6223 of the IRC and, in any event, shall serve in a similar role with respect to state and local tax matters (the “Partnership Representative”).  To the extent applicable, Clean shall be entitled to designate, remove and replace an individual as the “designated individual” (or analogous representative) for U.S. federal and analogous state and local income tax purposes.  The Partnership Representative is authorized to represent the Company, at the Company’s expense, in connection with all examinations of the Company’s affairs by tax authorities, including administrative and judicial proceedings, and to expend Company funds for professional services and costs associated therewith.  Any direct or indirect costs and expenses incurred by the Partnership Representative, acting in its capacity as such, shall be deemed costs and expenses of the Company, and the Company shall reimburse the Partnership Representative for such amounts.  The Partnership Representative shall not settle or compromise any material matter raised by the Internal Revenue Service without the approval of the Board of Directors and any Member that owns more than twenty-five percent (25%) of the Percentage Interests in the Company and who would be disproportionately adversely affected, such approval not to be unreasonably withheld.  The Partnership Representative shall keep the Members informed of, and the Members shall be given an opportunity to participate in a non-binding manner in, all such matters.
D.Company Tax Attributes.  Notwithstanding anything to the contrary set forth in this Agreement: (i) each Member hereby covenants to treat each item of income, gain, loss, deduction, or credit attributable to the Company in a manner consistent with the treatment of such income, gain, loss, deduction or credit on the U.S. federal income tax return of the Company; (ii) each Member hereby agrees to indemnify and hold harmless the Company from such Member’s share of any tax attributable to any adjustment to the income, gain, loss, deduction or credit of the Company pursuant to Section 6225 of the IRC; provided, however, the Company shall make a “push out” election, pursuant to Section 6226 of the IRC, with respect to any “imputed underpayment” of the Company, unless otherwise unanimously determined by the Members each of which owns more than twenty-five percent (25%) of the Percentage Interests in the Company; and (iii) neither the Board, any Director nor the Partnership Representative (in its capacity as such) will be liable to the Company or any Member for any tax attributable to the income, gain, loss, deduction or credit reported on the U.S. federal income tax return of the Company or as determined in a notice of final partnership adjustment pursuant to Section 6225.  Each Member’s covenants and indemnity obligations under this Section 7.5D shall continue after such Member transfers its interest in the Company or after a withdrawal by such Member.
E.Withholding Requirements.  The Company will at all times be entitled to make payments with respect to each Member in amounts required to discharge any obligation of the Company to withhold or make payments to any U.S. federal, state, local or foreign taxing authority (“Taxing Authority”) with respect to any distribution or allocation of income or gain to such Member and to withhold (or deduct) the same from distributions to such Member.  Any funds withheld from a distribution by reason of this Section 7.5E nonetheless shall be deemed distributed to the Member in question for all purposes under this Agreement.  If the Company in good faith makes any payment to a Taxing Authority in respect of a Member hereunder that is not withheld from actual distributions to the Member, the Member shall reimburse the Company for the amount of such payment, on demand.  The amount of a Member’s reimbursement obligation under this Section 7.5E, to the extent not paid, shall be deducted from the distributions to such Member, and any amounts so deducted shall constitute a repayment of such Member’s obligation hereunder.  Each Member’s reimbursement obligation under this Section 7.5E shall continue after such Member transfers its interest in the Company or after a withdrawal by such Member.  Each Member agrees to furnish the Company with any representations and forms as shall reasonably be requested by the Company to assist it in determining the extent of, and in fulfilling, any withholding obligations it may have.  Each Member agrees to indemnify and hold harmless the Company and the other Members from and against any liability with respect to taxes, interest or penalties which may be asserted by reason of the failure to deduct and withhold tax on amounts distributable or allocable to such Member.  Any amount payable as indemnity hereunder by a Member will be paid promptly to the Company, and if not so paid, the Company will be entitled to retain any distributions due to such Member in an amount equal to the amount payable.
Section 7.6Bank Accounts.

One or more Company bank accounts may be established, and checks issued on these accounts shall be signed by the Person authorized by the Board.  Except for changes authorized by a Supermajority Vote of the Board, the principles in this Section 7.6 shall apply.

A.Any bank account shall only be opened in a U.S. domiciled national banking association that meets a minimum credit requirement of A- by Standard and Poor’s (or equivalent) or, in the case of [*], has a credit rating of no less than BBB by Standard and Poor’s (or equivalent) and either Member may cause Company to replace [*] with a new bank, in the event of a downgrade, and the Members shall be notified prior to the opening of an account with a new bank.  All bank and investment accounts will be in Company’s name.  The Company shall not commingle its funds with the funds of any other Person.  All Subsidiary bank and investment accounts will be in the name of the relevant Subsidiary and will not have commingled funds.
B.Company funds may only be invested in:
(i)readily marketable securities issued by the United States or any
(ii)agency or instrumentality thereof and backed by the full faith and credit of the United States maturing within three months or less from the date of acquisition,
(iii)readily marketable securities issued by any state or municipality within the United States of America or any political subdivision, agency or instrumentality thereof, maturing within three months or less from the date of acquisition and rated “A” or better by any recognized rating agency,
(iv)readily marketable commercial paper rated “Prime 1” by Moody’s Investors Service, Inc. or “A 1” by Standard and Poor’s Rating Group (or comparably rated by such organizations or any successors thereto if the rating system is changed or there are such successors) and maturing in not more than three months after the date of acquisition or
(v)certificates of deposit or time deposits issued by any incorporated bank organized and doing business under the laws of the United States of America which is rated at least “A” or “A2” by Standard and Poor’s Rating Group or Moody’s Investors Service, Inc., which is not in excess of federally insured amounts, and which matures within three months or less from the date of acquisition.
Section 7.7Auditors.  The Company shall prepare annual financial reports audited in accordance with US GAAP.  The Company’s independent public auditors shall be selected by Supermajority Vote of the Board.  The Company shall seek bids from three of the following  pre- qualified firms before the Board makes its initial selection of a firm, or of any replacement firm.  The pre-qualified firms are: KPMG US LLP, BDO USA LLP, EY, Plante Moran and PricewaterhouseCoopers LLP, and the list of pre-qualified firms may be amended by Supermajority Vote of the Board.  The independent auditors shall be a recognized national or international firm with at least 100 employees.
ARTICLE 8
CAPITAL ACCOUNTS AND TAX ALLOCATIONS
Section 8.1Members’ Capital Accounts.
A.Adjustments.  The Company shall maintain a separate capital account for each Member (“Capital Account”) generally in accordance with Section 704(b) of the IRC and Treasury Regulations Sections 1.704-1(b) and 1.704.2.  The Capital Account of each Member shall be:
(i)increased by: (a) the aggregate amount of such Member’s cash contributions to the Company, (b) the Adjusted Asset Value of property contributed by such Member to the Company, net of liabilities secured by such property that the Company is considered to assume, or take subject to, under Section 752 of the IRC, (c) Profits and items of income and gain allocated to such Member pursuant to this ARTICLE 8 and (d) any other increases required by Treasury Regulations; and
(ii)decreased by: (a) cash distributions made to such Member from the Company, (b) the Fair Market Value of property distributed in kind to such Member as determined by the Board, net of liabilities secured by such property that such Member is deemed to assume, or take subject to, under Section 752 of the IRC, (c) Losses and items of loss or deduction allocated to such Member pursuant to this ARTICLE 8 and (d) any other decreases required by Treasury Regulations.
B.Transfers.  If a Membership Interest, or any portion of one, is transferred in accordance with this Agreement, the transferee shall succeed to the Capital Account of the transferring Member or to any portion that is transferred.
C.Tax Laws.  The provisions of this Agreement regarding the establishment and maintenance of Capital Accounts generally are intended to comply with Treasury

Regulations Sections 1.704-1(b)(2)(iv) and 1.704-2 and shall be interpreted and applied to comply with such Treasury Regulations to the greatest extent possible.
Section 8.2Allocation of Profits and Losses.  Except as otherwise provided in this Agreement, the Profits and Losses (and, to the extent necessary, individual items of gross income, gain, loss, deduction or credit) of the Company for each taxable year (or portion thereof) shall be allocated among the Members in a manner such that, after giving effect to any special allocations required by Section 8.3, the Capital Account balance of each Member, immediately after making such allocation, is, as nearly as possible, equal to the distributions that would be made to such Member if the Company were dissolved, its affairs wound up and its assets sold for cash equal to their Adjusted Asset Value, all Company liabilities were satisfied (limited with respect to each non-recourse liability as defined in the Treasury Regulations under Section 704 of the IRC to the Adjusted Asset Value of the assets securing such liability), and the net assets of the Company were distributed in accordance with Section 9.2 of this Agreement immediately after making such allocation, reduced by each such Member’s share of “partnership minimum gain” and “partnership non-recourse debt minimum gain,” as determined in the Treasury Regulations under Section 704 of the IRC.  The Board of Directors may, to the extent necessary to cause the allocations contained herein to comply with the requirements of Sections 1.704-1(b) and 1.704-2 of the Treasury Regulations, make such other assumptions as are necessary or appropriate in order to effectuate the intended economic arrangement of the Members.
Section 8.3Regulatory Allocations.  Notwithstanding Section 8.2, the following special allocations shall apply under the circumstances described herein:
A.Deficit Capital Account and Nonrecourse Debt Rules.  The special rules in this Section 8.3A apply, in the following order (unless expressly stated otherwise), to take into account the possibility of Members having deficit Capital Account balances for which they are not economically responsible and the effect of the Company incurring nonrecourse debt.
(i)Minimum Gain Chargeback.  If there is a net decrease in “partnership minimum gain” (within the meaning of Treasury Regulations Section 1.704-2(d)) during any fiscal year, each Member shall be allocated items of income and gain for such year (and, if necessary, for subsequent fiscal years) equal to such Member’s share of the net decrease in partnership minimum gain within the meaning of Treasury Regulations Section 1.704-2(g)(2), except to the extent not required by Treasury Regulations Section 1.704-2(f).  To the extent that this Section 8.3A(i) is inconsistent with Treasury Regulations Section 1.704-2(f) or incomplete with respect to such regulation, the minimum gain chargeback provided for herein shall be applied and interpreted in accordance with such regulation.
(ii)Member Minimum Gain Chargeback.  If there is a net decrease in Member nonrecourse debt minimum gain attributable to any Member nonrecourse debt during any fiscal year (determined in accordance with Treasury Regulations Section 1.704-2(i)(3)) each Member who has a share of the Member nonrecourse debt minimum gain attributable to such Member nonrecourse debt (determined in accordance with Treasury Regulations Section 1.704- 2(i)(5)) shall be allocated items of income and gain for such fiscal year (and, if necessary, subsequent fiscal years) equal to such Member’s share of the net decrease in Member nonrecourse debt minimum gain, except to the extent not required by Treasury Regulations Section 1.704-

2(i)(4).  To the extent that this Section 8.3A(ii) is inconsistent with Treasury Regulations Section 1.704-2(i) or incomplete with respect to such regulation, the Member nonrecourse debt minimum gain chargeback provided for herein shall be applied and interpreted in accordance with such regulation.
(iii)Limitation on Loss Allocations.  The Losses allocated to any Member pursuant to Section 8.2 with respect to any fiscal year shall not exceed the maximum amount of Losses that can be so allocated without causing such Member to have an Adjusted Capital Account Deficit at the end of such fiscal year.  All Losses in excess of the limitation set forth in this Section 8.3A(iii) shall be allocated as follows and in the following order of priority:
(a)first, to those Members who will not be subject to this limitation, on a pro rata basis in proportion to their respective Percentage Interests; and
(b)second, any remaining amount to the Members in proportion to their respective Percentage Interests.
(iv)Deficit Account Chargeback and Qualified Income Offset.  If any Member has an Adjusted Capital Account Deficit at the end of any fiscal year, including an Adjusted Capital Account Deficit for such Member caused or increased by an adjustment, allocation or distribution described in Treasury Regulations Sections 1.704-1(b)(2)(ii)(d)(4), (5) or (6), such Member shall be allocated items of income and gain (consisting of a pro rata portion of each item of Company income, including gross income and gain) in an amount and manner sufficient to eliminate such Adjusted Capital Account Deficit as quickly as possible; provided, however, that an allocation pursuant to this Section 8.3A(iv) shall be made if and only to the extent that such Member would have an Adjusted Capital Account Deficit after all other allocations provided for in this Agreement have been tentatively made as if this Section 8.3A(iv) were not in this Agreement.  The foregoing is intended to be a “qualified income offset” provision as described in Treasury Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted and applied in all respects in accordance with such regulation.
(v)Member Nonrecourse Deductions.  Any “partner nonrecourse deductions” (as defined in Treasury Regulations Section 1.704-2(i)) for any fiscal year or other period shall be allocated to the Member who bears the economic risk of loss with respect to the partner nonrecourse debt to which such partner nonrecourse deductions are attributable in accordance with Treasury Regulations Section 1.704-2(i).
(vi)Curative Allocations.  The allocations provided for in Section 8.3A(i) through (v) above (the “Tax Regulatory Allocations”), will not be consistent with the manner in which the Members intend to divide Profits and Losses and similar items.  Accordingly, Profits, Losses and other items will be reallocated among the Members to the extent possible and without duplication (in the same fiscal year, and to the extent necessary, in subsequent fiscal years) in a manner consistent with Treasury Regulations Sections 1.704-1(b) and 1.704-2 so as to prevent the Tax Regulatory Allocations from distorting the manner in which Profits, Losses and other items are intended to be allocated among the Members pursuant to Section 8.2.

(vii)Change in Regulations.  If the Treasury Regulations incorporating the Tax Regulatory Allocations are hereafter changed or if new Treasury Regulations are hereafter adopted, and such change or new regulations, in the opinion of independent recognized tax counsel for the Company, make it necessary to revise the Tax Regulatory Allocations or provide further special allocation rules in order to avoid a significant risk that a material portion of any allocation set forth in this ARTICLE 8 would not be respected for U.S. Federal income tax purposes, this Agreement shall be amended in such a manner as, in the opinion of such counsel, is necessary or desirable, taking into account the economic interests of the Members as a whole and all other relevant factors, to avoid or reduce significantly such risk to the extent possible without materially changing the amounts that otherwise would be distributable to any Member pursuant to this Agreement.
B.Change in Members’ Membership Interests.  If there is a change in any Member’s share of the Company’s Profits, Losses or other items during any year (whether by reason of a Disposition of all or a portion of a Member’s Membership Interest or otherwise), allocations among the Members shall be made in accordance with their interests in the Company from time to time during such year in accordance with Section 706 of the IRC, using the closing of the books method, except that depreciation, amortization and similar items shall be deemed to accrue ratably on a daily basis over the entire year during which the corresponding asset is owned by the Company for the entire year, and over the portion of a year after such asset is placed in service by the Company if such asset is placed in service during the year.
C.Nonrecourse Deductions and Nonrecourse Debt Sharing.  For purposes of this Agreement, the Members shall be deemed to be allocated nonrecourse deductions (within the meaning of Treasury Regulations Section 1.704-2) in proportion to their respective Percentage Interest.  Solely for purposes of determining a Member’s proportionate share of the “excess nonrecourse liabilities” of the Company (within the meaning of Treasury Regulations Section 1.752-3(a)(3)), the Members’ interests in Company profits are their respective Percentage Interests.
Section 8.4Tax Allocations.
A.Generally.  Except as set forth in Section 8.4B, allocations for tax purposes of items of income, gain, loss and deduction, and credits and basis therefor, shall be made in the same manner as allocations as set forth in Section 8.2 and Section 8.3.  Allocations pursuant to this Section 8.4A are solely for purposes of U.S. federal, state, local and foreign income taxes and shall not affect, or in any way be taken into account in computing, any Member’s Capital Account or share of Profits, Losses, other items or distributions pursuant to any provision of this Agreement.
B.Special Rules.  Items of income, gain, loss, and deduction with respect to any property contributed to the Company by any Member as a Capital Contribution shall, solely for income tax purposes, be allocated among the Members in a way that takes account of any variation between the adjusted basis of such property to the Company for U.S. federal income tax purposes and its value for Capital Account purposes, in accordance with Section 704(c) of the IRC and the Treasury Regulations promulgated thereunder.  If the value of property of the Company is adjusted pursuant to the definition of Adjusted Asset Value, solely for income tax purposes, subsequent allocations of income, gain, loss, and deduction with respect to the property shall take account of any variation between the adjusted basis of the asset for federal income tax purposes and such adjusted value, in accordance with Section 704(c) of the IRC and the principles set forth in Treasury Regulations Section 1.704-1(b)(2)(iv)(g).  Unless otherwise determined by a Supermajority Vote, the Board shall use the “traditional method with curative allocations” as prescribed by Treasury Regulations Section 1.704-3(c) with respect to any such variations described in this Section 8.4B.  Each item of income, gain, loss, deduction and credit and all other items governed by Section 702(a) of the IRC shall be allocated among the Members in proportion to the allocation of Profits, Losses and other items to such Members hereunder; provided, that any gain recognized from any disposition of a Company asset which is treated as ordinary income because it is attributable to the recapture of any depreciation or amortization shall be allocated among the Members in the same ratio as the prior allocations of Profits, Losses or other items that included such depreciation or amortization, but not in excess of the gain otherwise allocable to each such Member.  If, as a result of an exercise of a non-compensatory option to acquire an interest in the Company, a Capital Account reallocation is required under Treasury Regulations Section 1.704-1(b)(2)(iv)(s)(3), the Company shall make corrective allocations pursuant to Treasury Regulations Section 1.704-1(b)(4)(x).
Section 8.5Interpretation.  The provisions of this ARTICLE 8 shall be interpreted in a manner consistent with Section 704 of the IRC and the Treasury Regulations promulgated thereunder to the greatest extent possible.
ARTICLE 9
DISTRIBUTIONS
Section 9.1Non-liquidating Distributions.
A.Distributions for Taxes.  Subject to any restrictions imposed by third-party loans made to the Company, the Board shall make distributions from Distributable Cash Flow to the Members, pro rata in proportion to each Member’s Percentage Interest, within ninety (90) days after the end of each fiscal year of the Company (including any short fiscal year of the Company) in an aggregate amount sufficient such that the amount of distributions received by each Member pursuant to this Section 9.1A for such year and pursuant to Section 9.1B(iv) during such year equals or exceeds its estimated income tax liability for such year.  For this purpose, the estimated income tax liability of a Member for a year equals (i) the highest normal (exclusive of personal holding company, accumulated income, alternative minimum tax and other similar taxes) combined federal and state income tax rate in effect for individuals or corporations (whichever is higher) for such year multiplied by (ii) the net taxable income of the Company for such year allocated to such Member.  The calculation of net taxable income under this paragraph shall not include any built-in gain or built-in loss (if any) allocated to a Member under this Agreement under the principles of Section 704(c) of the IRC.  Such distributions are hereinafter referred to as “Tax Distributions”.  Tax Distributions, if any, shall be in cash and shall be treated as an advance of each Member’s distributions pursuant to Section 9.1B.
B.Distributable Cash Flow.  Except as otherwise provided herein, Distributable Cash Flow, after making provision for any Tax Distributions, shall be distributed to the Members monthly or at such other times as determined by a unanimous consent of the Board as follows:
(i)First, unless agreed otherwise by the Members, to repay any outstanding principal and interest of Member Guaranteed Debt on a pro-rata basis to the extent there are multiple Member Guaranteed Debt facilities outstanding;
(ii)Second, to repay principal and Member Loan Returns on any loan made by any Member to the Company pursuant to ARTICLE 3, with such repayments applied first to Member Loan Return and then to principal (in the case of multiple loans from multiple Members, repayments of such loans shall be made first with respect to any loans made by the Member pursuant to Section 3.3D and thereafter in accordance with the priorities among the Members established by the terms of such loans and this Agreement and otherwise in accordance with the priorities established by the Board);

(iii)  Third, to BP to the extent of its accrued but unpaid Priority Return on its Class B and C Units;

(iv) Fourth, to BP to the extent of any Class B and C Redemption Payments then due;

(v) Thereafter, subject to Section 3.2, to the Members pro rata in proportion to their respective Percentage Interests.

C.Distribution of Sale Proceeds.  The proceeds from any sale of a Project, or of any assets of the Company shall be distributed to the Members within the next regular distribution in accordance with the priorities of Section 9.1B.
Section 9.2Liquidating Distributions.  Notwithstanding Section 9.1 of this Agreement, if the Company is liquidated under ARTICLE 11 of this Agreement or is liquidated within the meaning of Section 1.704-1(b)(2)(ii)(g) of the Treasury Regulations, liquidating distributions shall be made as provided in Section 12.2.
Section 9.3PIK Priority Return.  [*]
Section 9.4Class B and C Redemption.  [*]
Section 9.5Limits on Distributions.  Notwithstanding anything to the contrary set forth in this Agreement, no distribution under this ARTICLE 9 shall be declared or made if such distribution would violate the Act or any other applicable law.
ARTICLE 10
LIABILITY; INDEMNIFICATION; EXCULPATION; LIMITATION OF LIABILITY
Section 10.1Liability for Debts of the Company; Limited Liability.

A.No Member Liability for Debts.  Except as otherwise provided in the Act, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and no Member shall be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a Member.  This Section 10.1 does not affect the liability of a Member or a Member Affiliate under any guaranty contained in a separate instrument.
B.No Member Liability to Third Parties.  Except as otherwise expressly required by applicable law, a Member, solely in its capacity as such, shall have no liability to Third Parties in excess of the unfunded Capital Contributions required to be made by such Member under this Agreement.
Section 10.2Exculpation.
A.General.  Subject to applicable law, no Indemnified Party (as defined herein) shall be liable, in damages or otherwise, to the Company, the Members or any of their Affiliates for any act or omission performed or omitted by any of them in good faith (including any act or omission performed or omitted by any of them in reliance upon and in accordance with the opinion or advice of experts, including of legal counsel as to matters of law, of accountants as to matters of accounting or of investment bankers or appraisers as to matters of valuation), except (i) for any act taken by such Indemnified Party purporting to bind the Company that has not been authorized pursuant to this Agreement; or (ii) in the case of any Director of the Company, for any act or omission with respect to which such Director was fraudulent or in which such Director was grossly negligent or engaged in willful misconduct.  Subject to applicable law, no Member shall be liable, in damages or otherwise, to the Company, the Members or any of their Affiliates for any act or omission performed or omitted by any of them, except (i) for any act taken by such Member purporting to bind the Company that has not been authorized pursuant to this Agreement; or (ii) any act or omission with respect to which such Member which was fraudulent or was grossly negligent or engaged in willful misconduct.
B.Restricted Duties.  The provisions of this Agreement, to the extent that they restrict the duties and liabilities of an Indemnified Party otherwise existing at law or in equity, are agreed by the Parties hereto to replace such other duties and liabilities of such Indemnified Party, to the maximum extent permitted by applicable law.
C.Other Business Interests.  Each Member and any of their respective Affiliates will continue to have other business interests and may engage in other activities in addition to those relating to the Company. Subject to Section 5.6, the Members and their respective Affiliates may engage in and possess an interest in other business ventures of every kind and description, independently or with others, and neither the Company, the Members nor their respective Affiliates shall have any rights in or to such independent ventures of the other Members, members of the Board or their respective Affiliates or the income or profits therefrom by virtue of this Agreement, even if competitive with the Company or any Project.
Section 10.3Insurance.  The Company shall procure and maintain commercial general liability insurance with the coverage, scope and limits as approved by the Board with respect to the Projects and the Company’s business.

Section 10.4Indemnification.
A.Indemnification by Company.  To the fullest extent permitted by applicable law (including Section 18-108 of the Act), the Company shall and does hereby agree to indemnify, defend and hold harmless and pay all judgments and claims against each Director, Member, any Affiliate thereof, their respective officers, directors, employees, shareholders, partners, managers and members and each Officer of the Company (each, an “Indemnified Party,” and each of which shall be a Third Party beneficiary of this Agreement solely for purposes of this Section 10.4), from and against any loss or damage incurred by an Indemnified Party for any act or omission taken or suffered by such Indemnified Party in good faith (including any act or omission taken or suffered by any of them in reliance upon and in accordance with the opinion or advice of experts, including of legal counsel as to matters of law, of accountants as to matters of accounting or of investment bankers or appraisers as to matters of valuation) in connection with the Project or any other aspect of the Company’s business, including costs and reasonable attorneys’ fees and any amount expended in the settlement of any claim or loss or damage, except with respect to (i) any act taken by such Indemnified Party purporting to bind the Company that has not been authorized pursuant to the terms of this Agreement; or (ii) in the case of any Director, Member or any Officer (including their respective officers, directors, employees, shareholders, partners, managers and members or any of their Affiliates), any act or omission with respect to which such Director, Member or Officer (including their respective officers, directors, employees, shareholders, partners, managers and members or any of their Affiliates) acted fraudulently or was grossly negligent or engaged in willful misconduct.
B.Expenses.  Expenses reasonably incurred by an Indemnified Party in defense or settlement of any claim that may be subject to a right of indemnification hereunder shall be advanced by the Company prior to the final disposition thereof upon receipt of an undertaking by or on behalf of such Indemnified Party to repay such amount to the extent that it shall be determined upon final adjudication after all possible appeals have been exhausted that such Indemnified Party is not entitled to be indemnified hereunder.
C.Continuation of Indemnification.  The indemnification and advancement of expenses provided by, or granted pursuant to, this ARTICLE 10 shall continue as to a Person notwithstanding that such Person has ceased to be an Indemnified Person or an Officer of the Company.
Section 10.5Limitation on Damages.  IN NO EVENT SHALL EITHER MEMBER BE LIABLE TO THE OTHER MEMBER, THE COMPANY OR ANY OTHER INDEMNIFIED PARTY FOR ANY SPECIAL, INDIRECT, CONSEQUENTIAL, EXEMPLARY OR PUNITIVE DAMAGES, WHETHER IN CONTRACT, TORT, STRICT LIABILITY, OR OTHERWISE, EXCEPT TO THE EXTENT THAT SUCH DAMAGES ARISE OUT OF THE NEGLIGENT OR FRAUDULENT ACTS OR WILLFUL MISCONDUCT OF SUCH MEMBER OR ITS RESPECTIVE INDEMNIFIED PARTY.  Notwithstanding anything to the contrary set forth in this Agreement, no limitation or disclaimer of liability shall apply to claims or liabilities for damages resulting from the intentional breach of any material obligations of secrecy, confidentiality or non-use contained in this Agreement.

Section 10.6Fiduciary Duties of Members and Directors.  No Member or its appointed Director has any duty to the Company or the other Member solely by reason of acting in its capacity as a Member or Director, except to refrain from (A) any act or omission that constitutes a violation of the implied contractual covenant of good faith and fair dealing under Delaware law and (B) any transaction in which the applicable Member receives a personal benefit in violation or breach of any provision of this Agreement.  Thus, without limiting the foregoing, neither a Member or Director (i) violates any obligation under this Agreement or any applicable law because the Member’s conduct furthers its interests or its Member’s interest and (ii) has no duty or obligation to consider any interest or effect on the other Member or any other Person (other than the Company).  The provisions of this Agreement expressly replace, eliminate and otherwise supplant those duties (including fiduciary duties pursuant to Section 18-1101 of the Act) that a Member might otherwise have under applicable law and the Act.  The Members agree that the provisions of this Section 10.6 are “express” and “conspicuous” for all purposes of applicable laws.
Section 10.7Related Party Contracts.  Nothing in this ARTICLE 10 shall in any way be construed to limit the liability or obligations of a Member or its Affiliates under any Related Party Contract and no Member or its Affiliates and no Indemnified Party of any Member shall be entitled to indemnification pursuant to the terms of this Agreement from the Company or the other Member in connection with any actions or omissions by such Member, Affiliate of a Member or Indemnified Party under or in connection with any Related Party Contract, as to which the terms of the Related Party Contract (including the indemnification provisions thereof) shall control.
ARTICLE 11
TRANSFERS OF MEMBERSHIP INTERESTS
Section 11.1General Restriction on Transfer.
A.General.  No Member may Dispose of all or part of its Membership Interests or any interest therein except for (i) any Disposition made pursuant to the terms of this Agreement of all and not less than all of its interest approved by the other Member in its sole discretion, other than in the case of a Disposition to an Affiliate of such Member or (ii) any repurchase of Membership Interests by the Company approved by the Board.
B.Acknowledgment of Reasonableness.  Each Member acknowledges its independent determination as to the reasonableness of the restrictions on Disposition and other restrictions and conditions imposed by this Agreement in light of the purposes and objectives of this Agreement and the relationship among the Members and the Company.  The provisions of this Agreement shall be specifically enforceable by the Company or any Member.  Each Member waives and releases any and all claims challenging the restrictions on Disposition set forth in this Agreement or the enforceability thereof.
C.No Registration or Recognition of Disposition Contrary to Agreement.  Without prejudice to any other recourses that may be exercised in such a case, any Disposition of the Membership Interests effected in contravention of this Agreement (whether directly or indirectly), including any Encumbrance created, incurred, assumed or suffered to exist, directly or indirectly, in contravention hereof, shall, for all intents and purposes, be null, void and without effect.  The Board shall not approve or ratify any such Disposition (including, for avoidance of doubt, any such Encumbrance), and such Disposition shall not be registered in the books of the Company, any such registration being without effect.
D.Encumbrances of Membership Interests.  A Member may Encumber its Membership Interest in favor of any creditor of such Member or any of its Affiliates (or in favor of a collateral agent on behalf of one or more creditors of such Member or any of its Affiliates) as security for the indebtedness of such Member or any of its Affiliates, provided that any Disposition upon foreclosure of such Encumbrance (or Disposition in lieu of such foreclosure) must comply with the applicable requirements of Section 11.4 and Section 11.6.  Any such Encumbrance, and any Disposition upon foreclosure of such Encumbrance (or Disposition in lieu of such foreclosure) that complies with such requirements, shall be a permitted Disposition hereunder.
Section 11.2Transferees.  A Member may Dispose of all, but not less than all, of the Membership Interests owned by it to a party (“Transferee”) which is not a Prohibited Transferee, on the condition that such Member and Transferee comply with the provisions of this Section 11.2 and the other provisions of this ARTICLE 11.  If the Transferee is not an Affiliate of the Member, then unless waived by the affirmative vote of the Board, the Member must comply with the provisions of Section 11.3 (Right of First Refusal).  If the Transferee is an Affiliate of the Member, then the provisions of Section 11.3 and Section 11.5 do not apply.
Section 11.3Right of First Refusal.  A Member may Dispose of its Membership Interests to any Person (the “ROFR Transferee”) after receiving approval of the other Member, subject to the terms of this Section 11.3, on the condition that such Member and Transferee comply with the provisions of Section 11.4. The Disposition by a Member of all of its Membership Interest to an Affiliate shall not be subject to the Right of first refusal contained in this Section 11.3.
A.Notice of Proposed Transfer.  Before any Member may Dispose of any Membership Interests pursuant to this Section to any Person that is not an Affiliate of such Member, the selling Member must send to the Company and to the other Member a copy of a written offer executed by and binding upon the proposed ROFR Transferee (conditioned solely upon the waiver or non-exercise of all rights of the Company and the Members under, and due compliance with all of provisions of, this Agreement) (a “Good Faith Offer”) to purchase all, but not less than all, of the selling Member’s Membership Interests (the “Offered Interest”), together with a written notice signed by the selling Member (the “Transfer Notice”) stating (i) a bona fide intention to Dispose of such Offered Interest for the price and on the terms contained in the ROFR Transferee’s offer, (ii) the name, address and telephone number of the proposed Transferee, (iii) confirmation that the Offered Interest constitutes all of the total Membership Interest owned by the selling Member and (iv) the bona fide cash price or, in reasonable detail, other consideration, per share for which the selling Member proposes to Dispose of such Offered Interest (the “Offered Price”).  Upon the request of the Company or the other Member, the selling Member will promptly furnish information to the Company and to the other Member as may be reasonably requested to establish that the offer is bona fide and the ROFR Transferee is financially capable of carrying out the terms of the offer.  A transfer to an Affiliate which is not a Prohibited Transferee is not subject to the Right of First Refusal in this section.

B.Right of First Refusal.
(i)The non-selling Member shall have the right of first refusal (the “Right of First Refusal”) to purchase all, but not less than all, of the Offered Interest on the terms set forth in the Good Faith Offer by giving written notice of the exercise (“Exercise Notice”) of such right to the selling Member within thirty (30) days after the date on which the Transfer Notice is deemed to have been delivered to the Company and the non-selling Member (the “First Refusal Period”).  If the non-selling Member does not timely exercise its rights under this Section 11.3B with respect to all of the Offered Interests, then the selling Member may Dispose of all of the Offered Interest to the designated ROFR Transferee in accordance with Section 11.4.
(ii)The purchase price for the Offered Interest pursuant to exercise of a Right of First Refusal under this Section 11.3 will be the Offered Price and will be payable as set forth in Section 11.3B(ii) hereof.  If the Offered Price includes consideration other than cash, the cash equivalent value of the non-cash consideration will be determined in good faith by a Supermajority Vote of the Board, or if no such approval can be obtained, determination of the Fair Market Value of such non-cash consideration as provided in Section 11.9 of this Agreement.
(iii)The closing of any purchase under this Section 11.3 and payment of the purchase price for the Offered Interest purchased by the purchasing Member shall occur at the principal offices of the Company, on a date reasonably acceptable to the parties within sixty (60) days after the date the Exercise Notice is given.  Payment of the total purchase price will be made, at the option of the purchasing Member, (x) by wire transfer of immediately available funds, or (y) if the terms described in the Transfer Notice included payments other than in cash, on the terms set forth in the Transfer Notice.  At the closing, the selling Member shall execute and deliver to the purchasing Member customary instruments of transfer for the Offered Interest.
C.Sale to Transferee.  If the non-selling Member has waived or failed to timely exercise its Right of First Refusal under this Section 11.3 with respect to all of the Offered Interest, then, subject to any other rights contained in this Agreement, the selling Member may Dispose of all of the Offered Interest to the ROFR Transferee, such Disposition to be made only in strict accordance with the terms stated in the Transfer Notice.  If such Transfer is not consummated within sixty (60) days after the expiration of the First Refusal Period, or within such longer period as is provided for in the Good Faith Offer, the Offered Interest shall again be subject to all of the restrictions on Disposition set forth in this Agreement.  If the Offered Interest is Disposed of to a ROFR Transferee in accordance herewith, then the selling Member and ROFR Transferee shall, as conditions precedent to such Dispositions, comply with the requirements set forth in Section 11.4, whereupon the ROFR Transferee shall be a Member of the Company.
D.Inapplicability to Encumbrance of Membership Interests.  The requirements of this Section 11.3 shall not apply to an Encumbrance by a Member of its Membership Interests in favor of any creditor of such Member or any of its Affiliates (or in favor of a collateral agent on behalf of one or more creditors of such Member or any of its Affiliates) as security for the indebtedness of such Member or any of its Affiliates or to any Disposition upon foreclosure of the Encumbrance of any Membership Interest (or Disposition in lieu of such foreclosure) that complies with the applicable requirements of Section 11.4 and Section 11.6.

Section 11.4Transferee Bound.  Notwithstanding anything to the contrary set forth in this Agreement, no Disposition of Membership Interests by any Member, and no Disposition upon foreclosure of the Encumbrance of any Membership Interest (or Disposition in lieu of such foreclosure), shall occur or be permitted unless the Person to whom the Disposition is made, if not already a Party, undertakes to be bound, mutatis mutandis, by all of the provisions of this Agreement applicable to the Member who Disposes of the Membership Interests as if the Person to whom the Disposition is made was such Member, and complies with any reasonable terms and conditions determined by the Board (including, if applicable, those provided in Section 11.6), whereupon the Person to whom the Disposition is made shall be admitted as a Member of the Company and entitled and subject to all of the provisions hereof applicable to such Member as if the Person to whom the Disposition is made was such Member, and shall be a “Member” and a Party.  Upon any such Disposition, the Person to whom the Disposition is made shall be jointly and severally bound with the Member who Disposes of the Membership Interests, unless otherwise agreed by the Board.
Section 11.5Tag-Along Rights.
A.General.  If a Member receives a Good Faith Offer for all of the Membership Interests held by it that such Member wishes to accept as indicated in a Transfer Notice given pursuant to Section 11.3A, and the other Member notifies the selling Member before the expiration of the First Refusal Period that such non-selling Member wishes to exercise its rights under this Section 11.5, then such non-selling Member shall have the right (the “Tag-Along Right”) to require the Third Party purchaser pursuant to the Good Faith Offer to purchase all of the non-selling Member’s Membership Interests in the Company. The Tag Along Right in this Section 11.5 shall not apply to a transfer by a Member to an Affiliate.
B.Exercise.  If a Member fails to give notice of its intent to exercise its Tag-Along Right within the First Refusal Period as provided in Section 11.5A, then such Member shall be deemed to have declined to exercise its Tag-Along Right in respect of the Good Faith Offer in question.
C.Inapplicability to Encumbrance of Membership Interests.  The requirements of this Section 11.5 shall not apply to an Encumbrance by a Member of its Membership Interests in favor of any creditor of such Member or any of its Affiliates (or in favor of a collateral agent on behalf of one or more creditors of such Member or any of its Affiliates) as security for the indebtedness of such Member or any of its Affiliates or to any Disposition upon foreclosure of the Encumbrance of any Membership Interest (or Disposition in lieu of such foreclosure) that complies with the applicable requirements of Section 11.4 and Section 11.6.
Section 11.6Additional Requirements.  In addition to the requirements set forth in Section 11.4, any Disposition of a Membership Interest shall be subject to, and made in compliance with, all of the following conditions:
A.Except in the case of an Encumbrance by a Member of its Membership Interests pursuant to Section 11.1D, or a Disposition upon foreclosure of the Encumbrance of any Membership Interest (or Disposition in lieu of such foreclosure), the selling Member shall (if requested by the Company) provide the Company with an opinion of counsel, in form and substance reasonably satisfactory to the Company’s counsel, that neither the offering nor the sale of the Membership Interest (i) violates any provision of federal or state securities laws or comparable laws or causes the loss of any exemption from federal or state securities laws that may be available with respect to any of the Membership Interests, (ii) violates the Act or other state laws governing the Company, (iii) results in the termination of the Company under applicable law, or (iv) results in the treatment of the Company as a “publicly traded partnership” taxable as a corporation for federal income tax purposes;
B.The Transferee of the selling Member’s Membership Interest shall furnish to the Company (if requested by the Company) such transferee’s taxpayer identification number and any and all other information or documentation (including any applicable IRS Form(s) permitted by applicable law) necessary or appropriate for the Company to file all required federal and state tax returns;
C.The Transferee of the selling Member’s Membership Interest shall execute and deliver to the Company an agreement, in form and substance reasonably satisfactory to the Company, by which the transferee agrees to be bound by all of the terms and provisions of this Agreement including, with respect to any subsequent transfer of Membership Interests by such transferee, the terms and conditions of this ARTICLE 11;
D.The selling Member or the Transferee shall reimburse the Company (if requested by the Company) for all reasonable costs and expenses the Company incurs in connection with (i) the transfer of the Membership Interest or (ii) in assuring compliance with the terms and provisions of this ARTICLE 11 in connection with the transfer;
E.No Disposition of a Membership Interest pursuant to the terms of this Agreement (whether in connection with a buyout, purchase option, forced sale or otherwise) shall terminate or otherwise adversely affect any Member’s rights, privileges or obligations under the terms of any Related Party Contract;
F.If either Member acquires the entire Membership Interest of the other Member pursuant to the terms hereof, the acquiring Member and the transferring Member shall use commercially reasonable efforts to have any guarantees of the transferring Member or such Member’s Affiliate relating to a Project terminated and released in their entirety (including by issuing substitute guarantees therefor); and
G.If any guarantee of the transferring Member or such Member’s Affiliate relating to a Project is not terminated and released in its entirety, then the acquiring Member shall, from the date of the acquisition of the Membership Interest, irrevocably and unconditionally indemnify and hold the transferring Member and its Affiliates, officers, directors, employees and agents harmless from and against any and all losses and damages relating to, resulting from or arising under any such guarantee; provided, that such indemnity shall only apply to losses and damages relating to, resulting from or arising out of actions or events occurring after the date of such acquisition of Membership Interest.

Section 11.7Transferee’s Rights.
A.Rights Limited.  Except for a transfer made in compliance with the provisions of this Section 11.7, notwithstanding the voluntary or involuntary sale, transfer, assignment, encumbrance, pledge, conveyance, gift or other disposition of part or all of any Membership Interest to any transferee, whether or not in compliance with the other provisions of this ARTICLE 11, (i) under no circumstances shall any actual or purported purchaser, assignee, transferee, successor, creditor or other party be admitted as a substitute Member, (ii) any transferee acquiring a Membership Interest in compliance with this ARTICLE 11 shall only be entitled to the allocations and distributions with respect to such Membership Interest that the transferring Member would be entitled to receive with respect to such Membership Interest under this Agreement, and (iii) such Transferee shall have no other rights (including any rights to vote or participate in the affairs of the Company), unless in any such case the Transferee is admitted as a Member in accordance with Section 11.7B.
B.Admission as Member.  A Transferee shall be admitted to the Company as a substitute Member only on satisfaction of the following terms and conditions:
(i)In the case of a Disposition to an Affiliate or a ROFR Transferee, upon compliance by such Permitted Transferee or ROFR Transferee with Section 11.4 hereof;
(ii)In the case of a Disposition of a Membership Interest other than to an Affiliate or a ROFR Transferee,
(a)except in the case of any transferee of a Membership Interest upon a foreclosure of the Encumbrance of such Membership Interest (or Disposition in lieu of such foreclosure) that complies with the applicable requirements of Section 11.4 and Section 11.6, the Transferee’s admission as a Member is approved by a Supermajority Vote of the Board;
(b)the Transferee executes an amendment to this Agreement agreeing to be bound by all the terms and provisions of this Agreement; and
(c)the Transferee reimburses the Company for all reasonable costs and expenses the Company incurred in connection with the Transferee’s admission to the Company; and
(iii)In the case of a Disposition to any Transferee, the Transferee complies with the other provisions of this Agreement applicable to the Transferee’s purchase or acquisition of such Membership Interest, including Section 11.6 of this Agreement.
Section 11.8Involuntary Transfer.
A.Forced Sale.  If any Member suffers an Involuntary Transfer, then the non-defaulting Member shall have the right and option to purchase all but not less than all of the Membership Interests of the defaulting Member pursuant to this Section 11.8.  In order to exercise such option to purchase, the non-defaulting Member shall provide written notice to the defaulting Member within ninety (90) days after the non-defaulting Member receives notice of such Involuntary Transfer.

B.Purchase Price; Closing.  If a Member exercises its purchase option under Section 11.8A, the purchase price shall be equal to the Fair Market Value of the Membership Interest of the defaulting Member as of the last day of the month in which the material default or Involuntary Transfer took place.  The purchase price shall be payable by the delivery to the defaulting Member (or, if different, to the seller of the defaulting Member’s Membership Interest) of cash in the amount of the purchase price.  The closing on the sale of the Membership Interests pursuant to this Section 11.8 shall take place at the reasonable convenience of the Parties, but in no event, less than thirty (30) days nor more than sixty (60) days following the latter of (i) the exercise of the option to purchase the Membership Interests of the defaulting Member by the non-defaulting Member or (ii) the establishment of the purchase price for such Membership Interests, as provided herein.
Section 11.9Fair Market Value of the Membership Interest.  For the purposes of this Agreement, the Fair Market Value of the Membership Interests of a Member shall equal: the (x) sum of (i) B FMV, (ii) C FMV, and (iii) the Fair Market Value of the Company, less Total B FMV and Total C FMV, multiplied by (y) the Percentage Interest of such Member.  In reaching this value, there shall not be any minority discount or any discount as a result of a Member owning a fifty percent (50%) or less Membership Interest.  If the Members cannot agree on the Fair Market Value of the Company within thirty (30) days following the exercise of the option to purchase, then the Members shall appoint a mutually agreeable appraiser to establish the Fair Market Value.  The appraiser shall submit a written determination of the Fair Market Value of the Company within thirty (30) days after the appraiser’s appointment.  The appraisal shall be final and binding on the Parties and enforceable by the issuance of appropriate orders by a court of competent jurisdiction.  If the Parties cannot agree on a mutually agreeable appraiser within the allotted time period, then within fifteen (15) days thereafter, each Party shall have the option to designate one qualified independent appraiser by written notice to the other Party.  Each of the appraisers shall submit, within thirty (30) days after both of them have been designated, a written appraisal of the Fair Market Value of the Company.  If the appraisals differ by ten (10%) percent or less (using the lower appraisal as the base to compute the percentage), the Fair Market Value shall be the average of the two appraisals.  If the appraisals differ by more than ten (10%) percent, the two appraisers shall select a third qualified appraiser.  The third appraiser so chosen shall then within thirty (30) days, select one of the first two appraisals as the Fair Market Value of the Company as a whole.  Such appraisal shall be final and binding on the Parties and enforceable by the issuance of appropriate orders by a court of competent jurisdiction.  Each Member shall pay the costs and expenses of their appraiser, and the Members shall each pay fifty percent (50%) of the costs and expenses of the third appraiser.  If one Member fails, refuses or otherwise neglects to appoint an appraiser, the other Member’s appraiser shall determine the Fair Market Value of the Company, and this determination shall be final and binding on the Members and enforceable by the issuance of appropriate orders by a court of competent jurisdiction.

[*]

ARTICLE 12
DISSOLUTION AND WINDING UP
Section 12.1Events of Dissolution.  The Company shall be dissolved upon the happening of any of the following events:
A.upon the approval of all the Members;
B.the entry of a judgment, order or decree of a court of competent jurisdiction adjudicating the Company to be a bankrupt, and the expiration without appeal of the period, if any, allowed by applicable law in which to appeal therefrom; or
C.the entry of a decree of judicial dissolution under the Act.

The Parties to this Agreement acknowledge and agree that (i) neither Member has any fiduciary duty to any other Member of the Company with respect to matters relating to the dissolution of the Company other than as provided in Section 10.6, and (ii), to the extent that any court finds that a Member has such a fiduciary duty, the election of a Member to dissolve the Company pursuant to this Section 12.1 does not constitute a breach of such fiduciary duty, and all Parties knowingly, voluntarily and irrevocably waive any such claims for any alleged breach of fiduciary duty.  The inclusion of this provision is not to be interpreted that any such claims exist or have any validity and is only to clarify that, in the event that a court determines that such claims exist, such claims are knowingly, voluntarily and irrevocably waived by all Parties.

Section 12.2Method of Liquidation.  Upon the happening of any event specified in Section 12.1, with respect to which the Company is not continued and its business and affairs are discontinued, the Board or, if there is no remaining Director, a Person selected by majority vote of the Members, shall immediately commence to wind up the Company’s affairs and shall liquidate the assets of the Company as promptly as possible, unless the Board, or other liquidator, as the case may be, shall determine that an immediate sale of Company assets would cause undue loss to the Company, in which event (A) the liquidation may be deferred for a reasonable time, and/or (B) all or part of the Company assets may be distributed in kind with written approval of all Members.  The Members shall continue to share in distributions and allocations of Profits and Losses during the period of liquidation in the same proportions as before dissolution.  During the liquidation period, the Board shall have the right to continue to operate and otherwise deal with Company property to the same extent the Board had such right before the dissolution of the Company.  The proceeds from liquidation of the Company, including repayment of any debts of Members to the Company, shall be applied in the order of priority as follows:
(i)To repayment of creditors of the Company, including any Member who is a creditor (including any loans made by any Member pursuant to ARTICLE 3 and Priority Returns) to the extent otherwise permitted by law, in satisfaction of liabilities of the Company (whether by payment or the making of reasonable provision for payment thereof) other than (a) liabilities for which reasonable provision for payment has been made and (b) liabilities for distributions or payments, if any, to Members and former Members pursuant to the Act; then
(ii)To the extent not paid under subparagraph (i) above, to the repayment of any other unpaid Company debts, loans or obligations to any Member (including any loans made by any Member pursuant to any provisions of ARTICLE 3 and any Member Loan Return relating thereto; provided, however, that any payments to any Member with respect to any loan from such Member shall be made in accordance with ARTICLE 3; and then
(iii)To the holders of Class B and Class C Units, in proportion to the sum of (i) the accrued and unpaid Priority Return corresponding to such Class B and Class C Units and (ii) notional value of the outstanding Class B and C Units valued at the Class B/C Redemption Price;
(iv)To the Members, either in cash or in kind, as determined by the Board of Directors, in proportion to their respective Percentage Interests.
ARTICLE 13
OTHER MANAGEMENT ARRANGEMENTS AND DUTIES
Section 13.1Management Dispute.  If the Board of Directors is deadlocked, then either Member shall send written notice of the dispute (a “Deadlock Notice”) to the other Member describing the dispute and specifying which category of dispute is involved.  If a resolution to the dispute cannot be resolved for a period of ninety (90) consecutive days, then the dispute shall be submitted to the dispute resolution procedures set forth in Section 13.2.
Section 13.2Deadlock Resolution.  Without limiting the availability of the Parties to obtain equitable relief from courts of competent jurisdiction in accordance with this Agreement, any deadlock of the Members or the Board (each a “Deadlock”) shall be resolved as set forth in this Section 13.2.   After a Member has given a Deadlock Notice, representatives of each Member shall promptly meet to attempt to resolve such matter.  If there is no such resolution within thirty (30) days of the receipt of the Deadlock Notice, then a senior representative of each of the Members shall meet personally at a mutually agreeable location within fifteen (15) business days of the expiration of such 15-day period in an attempt to resolve the Deadlock.  During the continuation of any Deadlock, the Company shall continue to operate in a manner consistent with its prior practices and this Agreement.  Until such time as such Deadlock is resolved, no Capital Calls shall be approved by the Board and all prospective development of the Projects shall cease; provided, however, in the event the Company has outstanding contractual commitments with respect to the development activities of a Project, the Company may continue to perform under such commitments until their satisfaction.  If the Deadlock is with respect to the approval of the Company’s Annual Budget, the Company shall operate its business in accordance with the previous year’s Annual Budget.  If the representative of the Members or their respective President or Chief Executive Officers are unable to reach agreement on resolution of Deadlock within one hundred eighty (180) days from the delivery of the initial Deadlock Notice, a written request for mediation may be made by either Member.  The mediation shall take place in Wilmington, Delaware or such other location as the Members may agree.  The mediation shall be conducted before a single mediator to be agreed upon by the Members.  If they cannot agree, each Member shall select a mediator and such mediators shall together unanimously select a neutral mediator who shall conduct the mediation.  Each Member shall bear the expenses of its mediator and all of the Members shall equally bear the fees and expenses of the final mediator.  The decision of the mediator shall not be binding upon the Members.  If the Members are not in agreement after completion of mediation, either Member may bring the matter to final and binding arbitration as provided in Section 14.3 of this Agreement.

ARTICLE 14
MISCELLANEOUS PROVISIONS
Section 14.1Investment and Securities Matters.  Each of the Members represent, acknowledge, and agree, as of the date of this Agreement and as of the date on which any of them may acquire additional Membership Interests in the Company under this Agreement, the following:
A.Transferability.  The Membership Interests in the Company are not and will not be registered under either the Securities Act or any applicable state securities law and, therefore, may not be resold or transferred unless they are registered or unless an exemption from registration is available.
B.No Registration or Exemption.  The Company has not agreed to register any of the Membership Interests in the Company for distribution in accordance with the provisions of the Securities Act or any applicable state securities laws, and the Company has not agreed to comply with any exemption from registration under the Securities Act or any applicable state securities laws for the sale or transfer of such Membership Interests.  Consequently, the Members may be required to hold the Membership Interests indefinitely, unless and until registered under the Securities Act and any applicable state securities laws or unless and until an exemption from registration is available, in which case the Members may still be limited as to the amount of Membership Interests that may be sold or transferred.  In any case, the Members each agree that they will not sell, assign, pledge, hypothecate, donate, or otherwise transfer any Membership interest in the Company unless such a transaction complies with this Agreement, and, in no case, whether or not for consideration, unless and until such Membership Interest is registered or determined to be exempt from registration on the basis of a favorable opinion of the Company’s counsel or submission to the Company of such other evidence as may be satisfactory to the Company’s counsel that any such transfer will not violate the Securities Act or any applicable state securities laws.
C.Disclosure.  Each Member has had full and complete access to any and all of the information pertaining to the Company and the Member’s investment in the Membership Interests that the Member considers appropriate.  Each Member has received and reviewed to his or her satisfaction, and is familiar with, the contents of all the agreements, reports, financial statements, and other materials relating to the Company and the Membership Interests that the Member considers appropriate.
D.Information.  Each Member has had an opportunity to ask questions and receive answers concerning the Member’s investment in the Membership Interests and to obtain any additional information that the Company possesses or can obtain without unreasonable effort and expense that might, in the Member’s judgment, be necessary to verify any information that has been provided to the Member.
E.Restrictions.  There are restrictions on the transferability of the Membership Interests in the Company, there is no established public market for the Membership Interests,

and, accordingly, it might not be possible to liquidate the Membership Interests readily, or at all, in case of an emergency or otherwise.
F.Risk.  An investment in the Membership Interests in the Company involves a certain degree of risk, and each Member has taken full cognizance of and understands all of the risks associated with the investment.  The investment is highly speculative, and no assurance has or can be given with respect to the investment’s suitability or performance.
G.Knowledge.  Each Member has the knowledge and experience in financial and business matters to be capable of evaluating the merits and risks associated with the investment in the Membership Interests in the Company or, if not, has obtained the advice of an attorney, certified public accountant, or registered investment advisor with respect to the investment.
H.No Liquidity.  Each Member has adequate means of providing for his or her own current needs and possible personal contingencies, has no need for liquidity in his or her investment in the Membership Interests, and is able to bear the economic risks of the investment for an indefinite period.
I.Own Account.  Each Member has acquired the Membership Interests in the Company for the Member’s own account and for investment purposes only.  No Member has acquired Membership Interests in the Company for the account of others or with a view to distributing the Membership interests.
J.No Public Finding.  No federal or state agency has made any finding or determination as to the fairness of the Company’s Membership Interests for public investment nor any recommendation or endorsement of the Company’s Membership Interests.
K.No General Offer.  The Membership Interests in the Company have not been offered or sold through general advertising or general solicitation.
L.No Commission.  No commission has been paid or given directly or indirectly for soliciting any Member’s investment in the Company’s Membership Interests.

M.       Accredited Investor. Such Member is an “accredited investor” within the meaning of SEC Rule 501 of Regulation D, as presently in effect.

Section 14.2Amendments.  The Members may amend this Agreement at any time.  Any amendment shall be effective only if approved by the unanimous vote of the Members as provided in this Agreement.
Section 14.3Arbitration.  The Members desire to settle without litigation all future disputes which may arise between the Members relating to or arising out of this Agreement.  Accordingly, the Members agree to engage in good faith negotiations to resolve any such disputes, within thirty (30) days, and, if applicable, to follow the procedures set forth in ARTICLE 12 with respect to resolution of a Deadlock.  If the Members are unable to resolve any such disputes, then the claim, controversy or dispute shall be settled by mandatory and binding arbitration in New York, New York, in accordance with the Commercial Arbitration Rules of the International

Chamber of Commerce , and judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof, pursuant to applicable law.  Notwithstanding the foregoing, a Party may file a claim for equitable or injunctive relief in the appropriate court, pursuant to Section 14.4.

The prevailing Party in any arbitration proceeding or in any court proceeding shall have the right to recover from the other Party all costs and expenses, including reasonable attorneys’ fees and expenses of counsel, incurred by the prevailing Party in such arbitration proceeding or litigation.  The arbitrator shall, and hereby is directed to, award such costs and expenses to the prevailing Party.  Nothing in this second paragraph of this Section 14.3 shall be interpreted to suggest that arbitration is not mandatory, except under the circumstances set forth in the last sentence of the immediately preceding paragraph of this Section 14.3.

Section 14.4Consent to Jurisdiction.  The Members agree and consent to the jurisdiction of the federal and state courts of the State of Delaware, with venue in Wilmington as the exclusive forums to resolve any disputes arising out of or relating to this Agreement as they relate to proceedings in aid of arbitration proceedings and the enforcement of any award.  Both Parties further acknowledge and agree that service may be effected upon them by serving the complaint or other legal document, together with the summons, by certified mail, return receipt requested, to the address indicated in this Agreement.  If any Member institutes a lawsuit in any jurisdiction other than in accordance with this Section 14.4, the other Member shall have the right to terminate such lawsuit and remove the same to the above courts and the Member initially filing the lawsuit shall be responsible for all costs and expenses, including reasonable attorney fees, incurred by the Member removing the case to the forum agreed upon in this Agreement.
Section 14.5Waiver of Jury Trial.  Each Party, after having had an opportunity to consult with their attorney, knowingly, voluntarily and intentionally (and without duress or coercion) waives any right any of them may have to a trial by jury in any litigation based upon or arising out of this Agreement or based on any course of conduct, dealing, statements (whether oral or written) or actions of any Party relating to this Agreement.  No Party shall seek to consolidate, by counterclaim or otherwise, any such action in which a jury trial has been waived with any other action in which a jury trial cannot be or has not been waived.  These provisions shall not be deemed to have been modified in any respect or relinquished by any Party except by a written instrument executed by all of the Parties.
Section 14.6Waiver of Breach.  The waiver of breach of any provision of this Agreement shall not operate as or be construed as a waiver of any subsequent breach.  Each and every right, remedy, and power hereby granted to any Party or allowed it by law shall be cumulative and not exclusive of any other.
Section 14.7Severability.  If any term hereof shall be deemed to be invalid, illegal or unenforceable, such provision shall be deemed amended to conform to applicable laws so as to be valid, legal and enforceable or, if it cannot be so amended, it shall be deleted from this Agreement and the balance of this Agreement shall continue in full force and effect.
Section 14.8Notices.  All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given or sent upon the date of such service if (A) served personally upon the Party for whom intended, (B) sent by Federal Express or other nationally recognized over-night carrier or (C) by e-mail:

If to Clean:

With a copy to (which shall not constitute Notice):

Clean Energy
4675 MacArthur Court, Suite 800
Newport Beach, CA 92660
Attn: SVP Renewable Fuels
Email: nate.jensen@cleanenergyfuels.com

If to BP:

BP Products North America Inc.
30 South Wacker Drive
Chicago, IL 60606
Attn: Sr. Vice President US Biogas
Email: sean.reavis@bp.com

With a copy to (which shall not constitute Notice):

BP Products North America Inc.
30 South Wacker Drive
Chicago, IL 60606
Attn: GOA Legal Notice
Email: GOALegalNotice@bp.com

or to any other addresses designated in writing by the receiving Party to the other Parties in accordance with the provisions of this Agreement.

Any notice duly given or sent as provided above shall be deemed received (i) on the date such notice was duly given if served personally upon the Party for whom intended; (ii) three (3) days after the date such notice was receipted for, if mailed by registered or certified mail, as provided herein; (iii) the next business day if sent by Federal Express or other nationally recognized over-night carrier; (iv) on the date of the confirmation receipt for any notice that was sent by facsimile; or (v) the date on which the e-mail which contains such notice was received.

Section 14.9Entire Agreement.  This Agreement constitutes the entire agreement among the Parties with respect to the subject matter of this Agreement.  This Agreement supersedes and terminates any and all other previous or contemporaneous communications, representations, understandings, agreements, negotiations, and discussions, whether oral or written, between the Parties with respect to the subject matter.  The Parties acknowledge and agree that there are no written or oral agreements, understandings, or representations directly or indirectly related to this Agreement or the subject matter that are not expressly set forth herein.

Section 14.10Assignability.  The rights and obligations of the Parties under this Agreement may not be assigned or delegated except for the assignment of a Membership Interest in compliance with and subject to the terms and conditions of ARTICLE 11.
Section 14.11Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware (without regard to choice of law provisions) notwithstanding that any Party is or may later become domiciled in a different state or jurisdiction.
Section 14.12Counterparts.  This Agreement may be executed in duplicate original counterparts, and all copies of this Agreement so executed shall be deemed to be one Agreement.
Section 14.13No Third Party Rights Created Hereby.  Except as expressly set forth herein, the provisions of this Agreement are solely for the purpose of defining the interests and rights of the Board and Members, inter se; no other Person, firm or entity (i.e., a Party who is not a signatory hereto or a permitted successor to such signatory hereto) shall have any right, power, title or interest by way of subrogation or otherwise, in and to the rights, powers, titles and provisions of this Agreement.
Section 14.14Additional Action and Instruments.  Each Member hereby agrees to do such further acts and things and to execute any and all instruments necessary or desirable and as reasonably required in the future to carry out the full intent and purpose of this Agreement.
Section 14.15No Drafter.  The parties have participated jointly in the negotiation and drafting of this Agreement.  If an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.

[Signature Page Follows.]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

MEMBERS:

CLEAN ENERGY

By: /s/ J. Nathan Jensen

Name: J. Nathan Jensen
Title: Senior Vice President, Co-Head Renewable
Fuels & Chief Legal Officer

BP PRODUCTS NORTH AMERICA INC.

By: /s/ Sean Reavis

Name: Sean Reavis
Title: Vice President

[Signature page to LLC Agreement]

EXHIBIT A

CAPITAL CONTRIBUTIONS AND MEMBERSHIP INTERESTS

Member	Initial Capital Contribution *	Membership Interests	Percentage Interests
BP	$50,000,000	30,000,000 Class A 20,000,000 Class B	50%
Clean	$30,000,000	30,000,000 Class A	50%

*	The form of funding of the initial Capital Contribution by each Member is set forth in the [*], the [*] and Section 3.2.

EXHIBIT B

A&A SERVICES

1.	Clean shall perform the following services for the Company, in exchange for a base management fee of [*] per annum, payable in monthly installments, plus a per-project management fee of [*] per annum for each project contributed to the Company. Financial Management
a.Set up and maintain a Sharepoint site to house the shared data outlined below.
b.Maintain separate books of account for the Company and Subsidiaries in accordance with Section 7.2 of the Limited Liability Company Agreement.
c.Prepare the annual budget for the Company and Subsidiaries for approval by the Board of Directors, in accordance with Section 7.3 of the Limited Liability Company Agreement.
d.Provide the Required Reports, Additional Reports and Member Information Requests to Members in in accordance with Section 7.4 of the Limited Liability Company Agreement.
e.Serve as tax representative for the Company and Subsidiaries in accordance with Section 7.5 and Article 8 of the Limited Liability Company Agreement.
f.Establish and maintain bank accounts for the Company and Subsidiaries. Oversee disbursement of funds for Board approved investments, dividends, and reimbursements, in accordance with Section 7.6 of the Limited Liability Company Agreement. On behalf of the Company, review, approve and pay invoices related to the Company. Prepare Company invoices, collect and deposit Company receivables. Subsidiary invoices and receivables are handled pursuant to the relevant Subsidiary O&A Agreements or LLC agreements.
g.Recommend an independent auditor to the Board and oversee the preparation of an annual audit, in accordance with Section 7.7 of the Limited Liability Company Agreement.
h.Maintain Capital Accounts in accordance Article 8 of the Limited Liability Company Agreement
i.If so directed by Board, coordinate the negotiation and execution of Third Party debt facility at the Company or Subsidiaries. Facilitate timely payments in accordance with such negotiated terms.
j.Provide appropriate financial internal control support for the Company and Subsidiaries.
k.Prepare and retain records for all administrative tasks related to necessary Board approvals. Included but not limited to the following:
i.	Prepare numbers and obtain approval from the Members for Capital Calls in accordance with Section 3.3C

ii.	Prepare numbers and obtain approval from the Members for Distributions in accordance with Article 9
iii.	Prepare Board Meeting materials and send to Members three (3) business days in advance of the meeting
iv.	Document Board Meeting minutes
v.	Retain a record of all Board approvals
vi.	Provide any other necessary administrative support
l.Oversee regulatory reporting which the Company is required to perform to the extent not covered in the Subsidiary agreements
m.Prepare quarterly pro-forma forecast for financial statements
n.Maintain and renew permits and licenses (as applicable) held by the Company. All Subsidiary permits and licenses will be addressed in the relevant Subsidiary agreements
2.	Asset Management
a.Administer certain operating and administration agreements between the Company, Subsidiaries and Facility Operator as outlined in the O&A Agreement.
b.Administer certain EPC Agreements between the Company, Subsidiaries, and the EPC Contractor.
c.Direct Facility Operators to maintain operational records, required permits and compliance with applicable laws and industry standards including applicable health, safety, security and environmental (“HSSE”) regulations, in accordance with Section 5.7 of the Limited Liability Company Agreement.
d.Facilitate the Required Reports, Additional Reports and Member Information Requests to Members in in accordance with Section 7.4 of the Limited Liability Company Agreement, and in the form attached as Exhibit G.
3.	Management Fee
a.In consideration for the management of the day-to-day operations of the Company, the provision of the services in this Exhibit, the Company will pay Clean a Management Fee, as defined in Section 6.5. This Management Fee will be reviewed annually the Board.
b.Clean Energy will also be eligible for the reimbursement of reasonable third-party expenses incurred in the performance of its duties under this Agreement.
4.	Service Standards

Clean shall provide all services in accordance with Applicable Law and good industry practice.  Clean shall enter into agreements with and pay its contractors and service providers, including Affiliates, on an arms length basis.  Clean as Operator shall comply with the Anti-Corruption Laws, the Anti-Corruption Obligation, the principles of the BP Code, and the other requirements of Sections 5.6 and 5.7 of the Limited Liability Company Agreement.  A breach of the Anti-Corruption Laws, the Anti-Corruption Obligation, or in any material respect of the principles of the BP Code or the other requirements of Section 5.6 or 5.7 is in each case deemed to be a material breach for the purpose of Section 5 below.

5.	Material Breach
a.If Clean is in material breach for a period of more than ninety (90) days after notice of Such breach has been given by BP or the Company and is not making diligent efforts to cure such material breach, then the Administrator shall cease to any fee in excess of reimbursement of expenses until such material breach has been cured, or until it commences diligent efforts to cure. If such material breach has not been cured within one hundred and eighty (180) days of the original notice, or two hundred and seventy (270) days if the Administrator is making diligent efforts to cure the material breach, then the Company shall be entitled to terminate this Agreement. Any agreement to lengthen the Cure periods in this section with requires a Supermajority Vote of the Board of the Company.

EXHIBIT C

[RESERVED.]

EXHIBIT D

BP CODE OF CONDUCT

[*]

EXHIBIT E

[RESERVED.]

EXHIBIT F

[*]

EXHIBIT G

[*]